Exhibit 4.23

Dated 26 February 2020

US$9,000,000

TERM LOAN FACILITY

ATHENA MARINE LLC

APHRODITE MARINE LLC

ARIS MARINE LLC

as joint and several Borrowers

and

GLOBAL SHIP LEASE, INC.

as Parent Guarantor

and

CHAILEASE INTERNATIONAL FINANCIAL SERVICES PTE., LTD.

as Lender

FACILITY AGREEMENT

for general corporate purposes and for the purpose of re- financing equity used for repayment of certain indebtedness secured on m.vs. “NEWYORKER”, “NIKOLAS”, “MAIRA”

Index

Clause		Page

Section 1 Interpretation		2
1	Definitions and Interpretation	2
Section 2 The Facility		23
2	The Facility	23
3	Purpose	23
4	Conditions of Utilisation	23
Section 3 Utilisation		25
5	Utilisation	25
Section 4 Repayment, Prepayment and Cancellation		26
6	Repayment	26
7	Prepayment and Cancellation	27
Section 5 Costs of Utilisation		30
8	Interest	30
9	Interest Periods	31
10	Changes to the Calculation of Interest	31
11	Fees	32
Section 6 Additional Payment Obligations		33
12	Tax Gross Up and Indemnities	33
13	Increased Costs	36
14	Other Indemnities	38
15	Mitigation by the Lender	40
16	Costs and Expenses	41
Section 7 Guarantees and Joint and Several Liability of Borrowers		43
17	Guarantee and Indemnity	43
18	Joint and Several Liability of the Borrowers	45
Section 8 Representations, Undertakings and Events of Default		48
19	Representations	48
20	Information Undertakings	55
21	Financial Covenants	57
22	General Undertakings	58
23	Insurance Undertakings	65
24	Ship Undertakings	70
25	Security Cover	77
26	Accounts and application of Earnings	79
27	Events of Default	79
Section 9 Changes to Parties		85
28	Changes to the Lender	85
29	Changes to the Transaction Obligors	86
Section 10 Administration		87
30	Payment Mechanics	87
31	Set-Off	89
32	Conduct of Business by the Lender	89
33	Notices	89
34	Calculations and Certificates	91
35	Partial Invalidity	91
36	Remedies and Waivers	91
37	Settlement or Discharge Conditional	91
38	Irrevocable Payment	92

i

39	Confidential Information	92
40	Confidentiality of Funding Rates	95
41	Amendments	96
42	Counterparts	96
Section 11 Governing Law and Enforcement		97
43	Governing Law	97
44	Enforcement	97

Schedules

Schedule 1 The Parties		99
	Part A The Obligors	99
	Part B The Original Lender	100
Schedule 2 Conditions Precedent		101
	Part A Conditions Precedent to The Utilisation Request	101
	Part B Conditions Precedent to Utilisation	103
Schedule 3 Requests		105
	Part A	105
	Utilisation Request	105
	Part B Selection Notice	107
Schedule 4 Details of the Ships		109
Schedule 5 Timetables		110

Execution

Execution Pages		111

ii

THIS AGREEMENT is made on 26 February 2020

PARTIES

(1)	ATHENA MARINE LLC, a limited liability company formed in the Marshall Islands with registration number 961764 whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as a borrower (“Borrower A”)

(2)	APHRODITE MARINE LLC, a limited liability company formed in the Marshall Islands with registration number 961769 whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as a borrower (“Borrower B”)

(3)	ARIS MARINE LLC, a limited liability company formed in the Marshall Islands with registration number 961770 whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as a borrower (“Borrower C”)

(4)	GLOBAL SHIP LEASE, INC., a corporation incorporated in the Marshall Islands with registration number 28891 whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as a guarantor (the “Parent Guarantor”)

(5)	THE FINANCIAL INSTITUTIONS listed in Part B of Schedule 1 (The Parties) as lenders (the “Original Lenders”)

BACKGROUND

The Lender has agreed to make available to the Borrowers a secured term loan facility of $9,000,000 for general corporate purposes and for the purpose of re- financing equity used for repayment of certain indebtedness secured on the Ships.

OPERATIVE PROVISIONS

Section 1

Interpretation

1	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Account Bank” means ABN AMRO Bank N.V., acting through its office at 93 Coolsingel, 3012AE, Rotterdam, Netherlands as account bank or any replacement bank or other financial institution as may be approved by the Lender.

“Account Security” means a document creating Security over the Earnings Account in agreed form.

“Advance” means the borrowing of all or part of the Loan under this Agreement.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Approved Brokers” means any firm or firms of insurance brokers approved in writing by the Lender.

“Approved Classification” means, in relation to a Ship, as at the date of this Agreement, the classification in relation to that Ship specified in Schedule 3 (Details of the Ships) or the equivalent classification with another Approved Classification Society.

“Approved Classification Society” means, in relation to a Ship, as at the date of this Agreement, the classification society in relation to that Ship specified in Schedule 3 (Details of the Ships) or any other classification society which is a member of the International Association of Classification Societies (or such other classification society which is approved in writing by the Lender such approval not to be unreasonably withheld).

“Approved Commercial Manager” means, in relation to a Ship:

(a)	Conchart Commercial Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands having established an office in Greece pursuant to L.27/1975 at 3-5 Menandrou Str.14561 Kifisia, Athens, Greece; or

(b)	any other person approved in writing by the Lender, as the commercial manager of that Ship,

being as at the date of this Agreement, the manager specified as the approved commercial manager in relation to that Ship in Schedule 3 (Details of the Ships).

“Approved Flag” means, in relation to a Ship, as at the date of this Agreement, the flag in relation to that Ship specified in Schedule 3 (Details of the Ships) or such other flag approved in writing by the Lender such approval not to be unreasonably withheld.

“Approved Manager” means, in relation to a Ship, the Approved Commercial Manager or the Approved Technical Manager of that Ship.

“Approved Technical Manager” means, in relation to a Ship:

(a)	Technomar Shipping Inc., a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia having established an office in Greece pursuant to L.27/1975 at 3-5 Menandrou Str.14561 Kifisia, Athens, Greece; or

(b)	any other person approved in writing by the Lender as the technical manager of that Ship,

being as at the date of this Agreement, the manager specified as the approved technical manager in relation to that Ship in Schedule 3 (Details of the Ships).

“Approved Valuer” means Barry Rogliano Salles, Kontiki, Howe Robinson Partners, Maersk Brokers KS (or any Affiliate of such person through which valuations are commonly issued) and any other reputable firm or firms of independent sale and purchase shipbrokers with expertise in valuing containerships willing and able to provide valuation certificates that can be used in the New York Stock Exchange mutually agreed between the Lender and the Borrowers.

“Assignable Charter” means, in relation to a Ship, any Charter in respect of that Ship, having a duration exceeding (or capable of exceeding by way of optional extension or otherwise) 12 months.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, legalisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including 4 March 2020.

“Available Facility” means the Commitment minus:

(a)	the amount of the outstanding Loan; and

(b)	in relation to any proposed Utilisation, the amount of in the Advance that is due to be made on or before the proposed Utilisation Date.

“Borrower” means Borrower A, Borrower B or Borrower C.

“Break Costs” means the amount (if any) by which:

(a)	the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan or an Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Athens, Singapore, Rotterdam, Taiwan and New York.

“Charter” means, in relation to a Ship, any charter relating to that Ship, or other contract for its employment, whether or not already in existence.

“Charter Guarantee” means any guarantee, bond, letter of credit or other instrument (whether or not already issued) supporting a Charter (including any Assignable Charter), the form of which shall not be subject to the Lender’s prior approval.

“Charterparty Assignment” means, in relation to any Assignable Charter, an assignment of the relevant Borrower’s rights under that Assignable Charter (and any related Charter Guarantee) in favour of the Lender in agreed form.

“Code” means the US Internal Revenue Code of 1986.

“Commercial Management Agreement” means, in relation to a Ship, the agreement entered into between the Borrower owning that Ship and the Approved Commercial Manager of that Ship regarding the commercial management of that Ship.

“Commitment” means $9,000,000 to the extent not cancelled or reduced under this Agreement.

“Confidential Information” means all information relating to any Transaction Obligor, any Approved Manager, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender in relation to, the Finance Documents or the Facility from either any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(a)	information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 39 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by the Lender before the date the information is disclosed to it by any member of the Group or any of its advisers above or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(iv)	any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrowers and the Lender.

“Deed of Covenant” means, in relation to a Ship and if required by the laws of the Approved Flag of that Ship, a deed of covenant collateral to the Mortgage over that Ship in agreed form.

“Default” means an Event of Default or a Potential Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Lender.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, the Lender; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other, Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Document of Compliance” has the meaning given to it in the ISM Code.

“dollars” and “$” mean the lawful currency, for the time being, of the United States of America.

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Borrower or the Lender and which arise out of or in connection with or relate to the use or operation of that Ship, including (but not limited to):

(a)	the following, save to the extent that any of them is, with the prior written consent of the Lender, pooled or shared with any other person:

(i)	all freight, hire and passage moneys including, without limitation, all moneys payable under, arising out of or in connection with a Charter or a Charter Guarantee;

(ii)	the proceeds of the exercise of any lien on sub-freights;

(iii)	compensation payable to a Borrower or the Lender in the event of requisition of that Ship for hire or use;

(iv)	remuneration for salvage and towage services;

(v)	demurrage and detention moneys;

(vi)	without prejudice to the generality of sub-paragraph (i) above, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(vii)	all moneys which are at any time payable under any Insurances in relation to loss of hire (if applicable from time to time);

(viii)	all monies which are at any time payable to a Borrower in relation to general average contribution; and

(b)	if and whenever that Ship is employed on terms whereby any moneys falling within sub-paragraphs (i) to (viii) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship.

“Earnings Account” means, in relation to a Borrower:

(a)	an account in the name of that Borrower with the Account Bank designated “Earnings Account”;

(b)	any other account in the name of that Borrower with the Account Bank which may, with the prior written consent of the Lender, be opened in the place of the account referred to in paragraph (a) above, irrespective of the number or designation of such replacement account; or

(c)	any sub-account of any account referred to in paragraphs (a) or (b) above.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Emergency Event” means, in relation to a Ship, an event or circumstance not within the relevant Borrower’s reasonable control affecting the Ship, life or property on board and/or the Ship’s operation including without limitation, hull failure, critical failure of vessel’s navigation system, cargo shift, machinery breakdown, an act of God, flood, drought, earthquake or other natural disaster, terrorist attack, civil war, riot, war or preparation for war, armed conflict, nuclear, chemical or biological contamination, fire explosion or accident, epidemic or pandemic, life threatening personnel injuries or illness.

“Environmental Approval” means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.

“Environmental Claim” means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)	any release, emission, spill or discharge of Environmentally Sensitive Material whether within a Ship or from a Ship into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water; or

(b)	any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water from a vessel other than any Ship and which involves a collision between any Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or any Transaction Obligor and/or any operator or manager (including an Approved Manager) of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where any Transaction Obligor and/or any operator or manager (including an Approved Manager) of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

“Environmental Law” means any present or future law relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Event of Default” means any event or circumstance specified as such in Clause 27 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices through which the Lender will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Finance Document” means:

(a)	this Agreement;

(b)	the Utilisation Request;

(c)	any Security Document;

(d)	any Subordination Agreement;

(e)	any other document which is executed for the purpose of establishing any priority or subordination arrangement in relation to the Secured Liabilities; or

(f)	any other document designated as such by the Lender and the Borrowers.

“Financial Indebtedness” means any indebtedness for or in relation to:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019 have been treated as an operating lease).

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Funding Rate” means any individual rate notified by the Lender to an Obligor pursuant to any Finance Document.

“GAAP” means generally accepted accounting principles in US including IFRS.

“General Assignment” means, in relation to a Ship, the general assignment creating Security over that Ship’s Earnings, its Insurances and any Requisition Compensation in relation to that Ship, in agreed form.

“GSL Rome” means GSL Rome LLC, a limited liability company formed in the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960, the Marshall Islands.

“Group” means the Parent Guarantor and its Subsidiaries for the time being.

“Holding Company” means, in relation to a person, any other person in relation to which it is a Subsidiary.

“Increased Costs Negotiation Period” has the meaning given to it in Clause 13.3 (Payment of Increased Costs).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indemnified Person” has the meaning given to it in Clause 14.2 (Other indemnities).

“Insurances” means, in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in relation to that Ship, that Ship’s Earnings (if applicable) or otherwise in relation to that Ship whether before, on or after the date of this Agreement; and

(b)	all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

“Interest Period” means, in relation to the Loan or any part of the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Screen Rate” means, in relation to the Loan or any part of the Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan or that part of the Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan or that part of the Loan,

each as of the Specified Time for dollars.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

“ISSC” means an International Ship Security Certificate issued under the ISPS Code.

“Lender” means:

(a)	the Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become the Lender in accordance with Clause 28 (Changes to the Lender),

which in each case has not ceased to be a Party in accordance with this Agreement.

“LIBOR” means, in relation to the Loan or any part of the Loan:

(a)	the applicable Screen Rate as of the Specified Time for dollars and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

“LLC Interests Security” means, in relation to a Borrower, a document creating Security over the limited liability company interests in that Borrower in agreed form.

“LMA” means the Loan Market Association or any successor organisation.

“Loan” means the loan to be made available under the Facility or the aggregate principal amount outstanding at any relevant time of the borrowings under the Facility, subject to Clause 21.4 (Minimum Liquidity Amount in the case of insolvency of the Lender), and a “part of the Loan” means an Advance or any part of the Loan as the context may require.

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $600,000 or the equivalent in any other currency.

“Management Agreement” means the Technical Management Agreement or the Commercial Management Agreement.

“Manager’s Undertaking” means, in relation to a Ship, the letter of undertaking from each Approved Manager of that Ship subordinating the rights of that Approved Manager against that Ship and the Borrower which is the owner of that Ship to the rights of the Lender in agreed form.

“Margin” means 4.2 per cent. per annum.

“Market Value” means, in relation to a Ship or any other vessel, at any date and as determined by Lender as being, an amount equal to the market value of that Ship or vessel shown by taking the arithmetic mean of two valuations, each prepared:

(a)	as at a date not more than 30 days previously;

(b)	by an Approved Valuer (one selected by the Lender and one by the Borrower);

(c)	with or without physical inspection of that Ship or vessel (as the Lender may require); and

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any Charter.

“Material Adverse Effect” means in the reasonable opinion of the Lender a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor;

(b)	the ability of any Transaction Obligor to perform its obligations under any Finance Document;

(c)	the ability of any Approved Manager its ability to perform, its obligations under the any Manager’s Undertaking to which it is a party; or

(d)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

“Member” means Poseidon Containers Holdings LLC, a limited liability company formed in the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, MH96960, the Marshall Islands.

“Minimum Liquidity Account” means an account in the name of the Lender with the Minimum Liquidity Account Bank account no.: 069007069551 and with swift code: BKTWTWTP238.

“Minimum Liquidity Account Bank” means Bank of Taiwan, Taipei Branch.

“Minimum Liquidity Amount” means, at the date of this Agreement, $500,000 or such lesser amount standing to the credit of the Minimum Liquidity Account at any relevant time in accordance with Clause 21.2 (Reduction of Minimum Liquidity Amount in the case of Mandatory Prepayment on sale or Total Loss).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Mortgage” means, in relation to a Ship, the first preferred or priority ship mortgage (as applicable for the Approved Flag) on that Ship in agreed form.

“Negotiation Period” has the meaning given to it in Clause 10.3(B) (Cost of Funds).

“Obligor” means a Borrower or the Parent Guarantor.

“Original Financial Statements” means the audited financial statements of the Parent Guarantor for its financial year ended 31 December 2018.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated or formed as at the date of this Agreement.

“Overseas Regulations” means the Overseas Companies Regulations 2009 (SI 2009/1801).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Charter” means, in relation to a Ship,

(a)	a Charter (including, for the avoidance of doubt, any Assignable Charter or any Charter existing on the date of this Agreement):

(i)	which is a time, voyage or consecutive voyage charter;

(ii)	which is entered into on bona fide arm’s length terms at the time at which that Ship is fixed; and

(iii)	in relation to which not more than two months’ hire is payable in advance;

(b)	any other Charter which is approved in writing by the Lender.

“Permitted Financial Indebtedness” means:

(a)	any Financial Indebtedness incurred under the Finance Documents; and

(b)	any Permitted Inter-company Loan.

“Permitted Inter-company Loan” means a loan made or to be made to a Borrower by a member of the Group:

(a)	which is unsecured;

(b)	in relation to which no interest, fees, costs or expenses are payable during the Security Period (except, for the avoidance of doubt, from cash which a Borrower would otherwise be permitted to distribute to the Parent Guarantor under Clause 22.19 (Dividends));

(c)	in relation to which no repayment or prepayment of principal is capable of being made to the relevant lender in accordance with its terms and conditions during the Security Period (except, for the avoidance of doubt, from cash which a Borrower would otherwise be permitted to distribute to the Parent Guarantor under Clause 22.19 (Dividends));

(d)	which is fully subordinated in all respects to the Secured Liabilities in accordance with a subordination agreement;

(e)	in respect of which the Lender has granted its prior written consent; and

(f)	which is the subject of Subordinated Debt Security.

“Permitted Security” means:

(a)	Security created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with first class ship ownership and management practice and not being enforced through arrest;

(c)	liens for salvage;

(d)	liens for master’s disbursements incurred in the ordinary course of trading in accordance with first class ship ownership and management practise and not being enforced through arrest; and

(e)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of any Ship:

(i)	not as a result of any default or omission by any Borrower;

(ii)	not being enforced through arrest; and

(iii)	subject, in the case of liens for repair or maintenance, to Clause 24.16 (Restrictions on chartering, appointment of managers etc.),

provided such lien does not secure amounts more than 30 days overdue (unless the overdue amount is being contested in good faith by appropriate steps).

“Potential Event of Default” means any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.

“Prohibited User” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Amount” has the meaning given to it in Clause 7.5 (Mandatory prepayment on sale or Total Loss).

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to a Transaction Obligor or an Approved Manager:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to, or intended to be subject to, any of the Transaction Security created, or intended to be created, by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Repayment Date” means each date on which a Repayment Instalment is required to be paid under Clause 6.1 (Repayment of Loan).

“Repayment Instalment” has the meaning given to it in Clause 6.1 (Repayment of Loan).

“Repeating Representation” means each of the representations set out in Clause 19 (Representations) except paragraph (b) of Clause 19.3 (Share capital, membership interests and ownership), Clause 19.10 (Insolvency), Clause 19.11 (No filing or stamp taxes) and Clause 19.12 (Deduction of Tax) and any representation of any Transaction Obligor made in any other Finance Document that is expressed to be a “Repeating Representation” or is otherwise expressed to be repeated.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Required Security Cover Ratio” means a Security Cover Ratio of not less than 120 per cent.

“Requisition” means in relation to a Ship:

(a)	any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; and

(b)	any capture or seizure of that Ship (including any hijacking or theft) by any person whatsoever.

“Requisition Compensation” includes all compensation or other moneys payable to a Borrower by reason of any Requisition or any arrest or detention of the Ship owned by that Borrower in the exercise or purported exercise of any lien or claim.

“Safety Management Certificate” has the meaning given to it in the ISM Code.

“Safety Management System” has the meaning given to it in the ISM Code.

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America regardless of whether the same is or is not binding on any Transaction Obligor or any Approved Manager; or

(b)	otherwise imposed by any law or regulation binding on a Transaction Obligor or an Approved Manager or to which a Transaction Obligor or an Approved Manager is subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America).

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrowers.

“Secured Liabilities” means all present and future obligations and liabilities, (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor and each Approved Manager to the Lender under or in connection with each Finance Document.

“Security” means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

“Security Assets” means all of the assets of the Transaction Obligors or any Approved Manager (as applicable) which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Security Cover Ratio” means, at any relevant time, the aggregate of:

(a)	the Market Value of the Ships; plus

(b)	the aggregate Minimum Liquidity Amounts standing to the credit of the Minimum Liquidity Account; plus

(c)	the net realisable value of additional Security previously provided under Clause 25 (Security Cover),

expressed as a percentage of the Loan, as at that time.

“Security Document” means:

(a)	any LLC Interests Security;

(b)	any Mortgage;

(c)	any Deed of Covenant (if applicable);

(d)	any General Assignment;

(e)	any Account Security;

(f)	any Charterparty Assignment;

(g)	any Manager’s Undertaking;

(h)	any Subordinated Debt Security;

(i)	any other document (whether or not it creates Security) which is executed as security for the Secured Liabilities; or

(j)	any other document designated as such by the Lender and the Borrowers.

“Security Period” means the period starting on the date of this Agreement and ending on the date on which the Lender is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.

“Security Property” means:

(a)	the Transaction Security expressed to be granted in favour of the Lender and all proceeds of that Transaction Security;

(b)	all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in relation to the Secured Liabilities to the Lender and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor or any other person in favour of the Lender;

(c)	the Lender’s interest in any turnover trust created under the Finance Documents;

“Selection Notice” means a notice substantially in the form set out in Part D of Schedule 2 (Requests) given in accordance with Clause 9 (Interest Periods).

“Ship” means Ship A, Ship B or Ship C.

“Ship A” means m.v. “NEWYORKER”, registered in the ownership of Borrower A with IMO number 9209104, under an Approved Flag, further details of which are set out opposite its name in Schedule 3 (Details of the Ships), and everything now or in the future belonging to her on board or ashore.

“Ship B” means m.v. “NIKOLAS”, registered in the ownership of Borrower B with IMO number 9203526, under an Approved Flag, further details of which are set out opposite its name in Schedule 3 (Details of the Ships), and everything now or in the future belonging to her on board or ashore.

“Ship C” means m.v. “MAIRA”, registered in the ownership of Borrower C with IMO number 9203502, under an Approved Flag, further details of which are set out opposite its name in Schedule 3 (Details of the Ships), and everything now or in the future belonging to her on board or ashore.

“Specified Time” means a day or time determined in accordance with Schedule 4 (Timetables).

“Subordinated Creditor” means:

(a)       a Transaction Obligor; or

(a)	any other person who becomes a Subordinated Creditor in accordance with this Agreement.

“Subordinated Debt Security” means a Security over Subordinated Liabilities entered into or to be entered into by a Subordinated Creditor or any member of the Group who becomes a creditor of any Permitted Inter-Company Loan in favour of the Lender in an agreed form.

“Subordinated Finance Document” means:

(a)	a Subordinated Loan Agreement; or

(b)	any other document relating to or evidencing Subordinated Liabilities.

“Subordinated Liabilities” means all indebtedness owed or expressed to be owed by a Borrower to the Subordinated Creditors whether under the Subordinated Finance Documents or otherwise.

“Subordinated Loan Agreement” means any loan agreement made or to be made between the Borrowers or either of them and a Subordinated Creditor.

“Subordination Agreement” means a subordination agreement entered into or to be entered into by each Subordinated Creditor and the Lender in agreed form.

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” has the meaning given to it in Clause 12.1 (Definitions).

“Tax Deduction” has the meaning given to it in Clause 12.1 (Definitions).

“Tax Payment” has the meaning given to it in Clause 12.1 (Definitions).

“Technical Management Agreement” means, in relation to a Ship, the agreement entered into between the Borrower owning that Ship and the Approved Technical Manager of that Ship regarding the technical management of that Ship.

“Termination Date” means the date falling on the fifth anniversary of the Utilisation Date.

“Third Parties Act” has the meaning given to it in Clause 1.5 (Third party rights).

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship; or

(b)	any Requisition of that Ship unless that Ship is returned to the full control of the relevant Borrower within 30 days of such Requisition (or such longer period as may be requested by the Borrowers and accepted by the Lender).

“Total Loss Date” means, in relation to the Total Loss of a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earlier of:

(i)	the date on which a notice of abandonment is given (or deemed or agreed to be given) to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Borrower with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.

“Transaction Document” means:

(a)	a Finance Document;

(b)	any document relating to or evidencing the subordination of a Permitted Inter-Company Loan;

(c)	a Subordinated Finance Documents;

(d)	any Assignable Charter;

(e)	any other document designated as such by (i) the Lender and (ii) a Transaction Obligor or an Approved Manager.

“Transaction Obligor” means an Obligor, the Member or any other member of the Group who executes a Finance Document.

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

“UK Establishment” means a UK establishment as defined in the Overseas Regulations.

“Unpaid Sum” means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	a person which is resident for tax purposes in the US; or

(b)	a person some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of the Utilisation, being the date on which Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part A of Schedule 3 (Requests).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Account Bank”, the “Lender”, any “Obligor”, any “Party”, any “Transaction Obligor” or any other person shall be construed so as to include its successors in title and permitted assigns;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a liability which is “contingent” means a liability which is not certain to arise and/or the amount of which remains unascertained;

(iv)	“document” includes a deed and also a letter, fax, email or telex;

(v)	“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;

(vi)	a “Finance Document”, a “Security Document” or “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Security Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

(ix)	“proceedings” means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;

(x)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted;

(xiii)	a time of day is a reference to London time;

(xiv)	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(xv)	words denoting the singular number shall include the plural and vice versa; and

(xvi)	“including” and “in particular” (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.

(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of the Finance Documents.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Potential Event of Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Construction of insurance terms

In this Agreement:

“approved” means, for the purposes of Clause 23 (Insurance Undertakings), approved in writing by the Lender.

“excess risks” means, in respect of a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims.

“obligatory insurances” means all insurances effected, or which any Borrower is obliged to effect, under Clause 23 (Insurance Undertakings) or any other provision of this Agreement or of another Finance Document.

“policy” includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

“war risks” includes the risk of mines and all risks excluded by clause 29, 30, 31 of the International Hull Clauses (1/11/02 or 1/11/03), clauses 20 or 30 of the International Hull Clauses or clauses 24, 25 or 26 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23, 24 or 25 of the Institute Time Clauses (Hulls) (1/10/83) or any equivalent provision.

1.4	Agreed forms of Finance Documents

References in Clause 1.1 (Definitions) to any Finance Document being in “agreed form” are to that Finance Document:

(a)	in a form attached to a certificate dated the same date as this Agreement (and signed by each Borrower and the Lender); or

(b)	in any other form agreed in writing between each Borrower and the Lender.

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Affiliate, Receiver, Delegate or any other person described in paragraph (c) of Clause 14.2 (Other indemnities) may, subject to this Clause 1.5 (Third party rights) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

Section 2

The Facility

2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrowers a dollar term loan facility in a single Advance in an aggregate amount not exceeding the Commitment.

3	Purpose

3.1	Purpose

The Borrowers shall apply all amounts borrowed by them under the Facility only for general corporate purposes and for the purpose of re- financing equity used for repayment of certain indebtedness secured on the Ships as stated in the preamble (Background) to this Agreement.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Borrowers may not deliver the Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) or is satisfied that it will receive them when the Advance is made available, in form and substance satisfactory to the Lender.

4.2	Further conditions precedent

The Lender will only be obliged to comply with Clause 5.4 (Loan) if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date and before the Advance is made available:

(i)	no Default is continuing or would result from the proposed Advance;

(ii)	the Repeating Representations to be made by each Transaction Obligor are true;

(iii)	no event described in paragraph (a) of Clause 7.2 (Change of control) has occurred;

(b)	the Lender has received on or before the Utilisation Date, or is satisfied that it will receive when the Advance is made available, all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender;

4.3	Notification of satisfaction of conditions precedent

The Lender shall notify the Borrowers promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent).

4.4	Waiver of conditions precedent

If the Lender, at its discretion, permits the Loan to be borrowed before any of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) has been satisfied, the Borrowers shall ensure that that condition is satisfied within five Business Days after the Utilisation Date or such later date as the Lender, may agree in writing with the Borrowers.

Section 3

Utilisation

5	Utilisation

5.1	Delivery of the Utilisation Request

(a)	The Borrowers may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.

(b)	The Borrowers may not deliver more than one Utilisation Request in relation to the Loan.

5.2	Completion of the Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	all applicable deductible items have been completed; and

(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be dollars.

(b)	The amount of the Loan must be an amount which is not more than $9,000,000.

5.4	Loan

If the conditions set out in this Agreement have been met, the Lender shall make the Advance available by the Utilisation Date through its Facility Office.

5.5	Cancellation of Commitment

On the earlier of the date on which the Loan has been made and the end of the Availability Period any part of the Commitment which is then unutilised shall be cancelled.

Section 4

Repayment, Prepayment and Cancellation

6	Repayment

6.1	Repayment of Loan

The Borrowers shall repay the Loan by sixty (60) consecutive monthly repayment instalments as follows:

(a)	the first (1st) to the thirty sixth (36th) repayment instalment (inclusive), each in the amount of $156,000;

(b)	the thirty seventh (37th) to the fifty eighth (58th) repayment instalment (inclusive), each in the amount of $86,261;

(c)	the fifty ninth (59th) repayment instalment in the amount of $86,258; and

(d)	the sixtieth (60th) repayment instalment in the amount of $1,400,000,

and each such repayment instalment shall be a “Repayment Instalment” and, in the plural means all of them, the first of which shall be repaid on the date falling one month from the Utilisation Date, each subsequent Repayment Instalment in one month intervals thereafter and the last on the Termination Date.

6.2	Effect of cancellation and prepayment on scheduled repayments

(a)	If the Borrowers cancel the whole or any part of the Loan in accordance with Clause 7.3 (Voluntary and automatic cancellation) or if the whole or any part of the Commitment is cancelled pursuant to Clause 5.5 (Cancellation of Commitment), the Repayment Instalments for each Repayment Date falling after that cancellation will be reduced by the amount of the Commitment so cancelled, in inverse order of maturity.

(b)	If any part of the Loan is prepaid in accordance with Clause 7.4 (Voluntary prepayment of Loan) or Clause 7.5 (Mandatory prepayment on sale or Total Loss) then the amount of the Repayment Instalments falling after that repayment or prepayment will be reduced by the amount of the Loan so repaid or prepaid, in inverse order of maturity.

6.3	Termination Date

On the Termination Date, the Borrowers shall additionally pay to the Lender all other sums then accrued and owing under the Finance Documents.

6.4	Reborrowing

No Borrower may reborrow any part of the Facility which is repaid.

7	Prepayment and Cancellation

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan or any part thereof or it becomes unlawful for any Affiliate of the Lender to do so:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event and the Available Facility will be immediately cancelled; and

(b)	the Borrowers shall prepay the Loan on the last day of the Interest Period for the Loan occurring after the Lender has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the Commitment shall be cancelled.

7.2	Change of control

(a)	If

(i)	any person or group of persons acting in concert gains directly or indirectly control of the Parent Guarantor other than:

(A)	Mr. Georgios Giouroukos; or

(B)	Kelso & Company or its Related Funds; or

(ii)	Mr. Georgios Giouroukos ceases during the Security Period to hold the position of executive chairman or equivalent executive officer position in the board of directors of the Parent Guarantor other than in case Mr. Georgios Giouroukos dies or becomes permanently incapable of managing his affairs:

then:

(A)	the Parent Guarantor shall promptly notify the Lender upon becoming aware of that event; and

(B)	the Lender may, by not less than 10 days’ notice to the Borrowers, cancel the Facility and declare the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and the Loan and all such outstanding interest and other amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above “control” means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control (through one or more Affiliates) the casting of, more than 35 per cent. of the maximum number of votes that might be cast at a general meeting of the Parent Guarantor; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent Guarantor; or

(C)	give directions with respect to the operating and financial policies of the Parent Guarantor with which the directors or other equivalent officers of the Parent Guarantor are obliged to comply; and/or

(ii)	the holding beneficially (through one or more Affiliates) of more than 35 per cent. of the issued shares of the Parent Guarantor (excluding any part of that issued shares that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

7.3	Voluntary and automatic cancellation

(a)	The Borrowers may, if they give the Lender not less than 7 Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part being a minimum amount of $1,000,000 (and thereafter in integral multiples of $100,000) of the Available Facility.

(b)	Any part of the unutilised Commitment (if any) shall be automatically cancelled at close of business on the Utilisation Date.

7.4	Voluntary prepayment of Loan

(a)	Subject to the provisions of paragraph (f) of Clause 7.6 (Restrictions), the Borrowers may, if they give the Lender not less than 10 Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $1,000,000 (and thereafter in integral multiples of $100,000)) provided that such notice may not be served within six months from the Utilisation Date.

(b)	Any partial prepayment under this Clause 7.4 (Voluntary prepayment of Loan) shall reduce in inverse chronological order the amount of each Repayment Instalment falling after that prepayment by the amount prepaid.

7.5	Mandatory prepayment on sale or Total Loss

(a)	If a Ship is sold (without prejudice to paragraph (a) of Clause 22.13 (Disposal)) or becomes a Total Loss, the Borrowers shall prepay on the Relevant Date the Relevant Amount.

(b)	In this Clause 7.5 (Mandatory prepayment on sale or Total Loss):

“Relevant Date” means:

(i)	in the case of a sale of a Ship, on the date on which the sale is completed by delivery of that Ship to the buyer of that Ship; and

(ii)	in the case of a Total Loss of a Ship, the date falling on the earlier of:

(A)	the date falling 120 days after the Total Loss Date; and

(B)	the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.

“Relevant Amount” means an amount (if any) which after the application of the prepayment to be made pursuant to this Clause 7.5 (Mandatory prepayment on sale or Total Loss) results in the Security Cover Ratio being at least equal to the Required Security Cover Ratio.

7.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made, the amount of that cancellation or prepayment and, if relevant, the part of the Loan to be prepaid or cancelled.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of the Facility which is prepaid.

(d)	No Borrower shall repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to paragraph (c) of Clause 11.3 (Prepayment Fee), any prepayment under this Clause 7 (Prepayment and Cancellation) shall be subject to a prepayment fee as set out in Clause 11.3 (Prepayment Fee).

(f)	No notice of prepayment or cancellation given by or to any Party under this Clause 7 (Prepayment and Cancellation) may be served within 6 months of the Utilisation Date save for any prepayment made pursuant to Clauses 7.1 (Illegality), 7.2 (Change of control) and 7.5 (Mandatory Prepayment on sale or Total Loss).

Section 5

Costs of Utilisation

8	Interest

8.1	Calculation of interest

The rate of interest on the Loan or any part of the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Margin; and

(b)	LIBOR.

8.2	Payment of interest

(a)	The Borrowers shall pay accrued interest on any part of the Loan on the last day of each Interest Period in relation to that part of the Loan.

(b)	If an Interest Period is longer than one Month, the Borrowers shall also pay interest then accrued on any part of the Loan on the dates falling at Monthly intervals after the first day of the Interest Period in relation to that part of the Loan.

8.3	Default interest

(a)	If a Transaction Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2.00 per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Obligor on demand by the Lender.

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2.00 per cent. per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

(a)	The Lender shall promptly notify the Borrowers of the determination of a rate of interest under this Agreement.

(b)	The Lender shall promptly notify the Borrowers of each Funding Rate relating to the Loan, any part of the Loan or any Unpaid Sum.

9	Interest Periods

9.1	Selection of Interest Periods

(a)	The relevant Interest Period will be one Month.

(b)	An Interest Period in respect of the Loan shall not extend beyond the Termination Date.

(c)	The first Interest Period for the Lender shall start on the Utilisation Date and each subsequent Interest Period shall start on the last day of the preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the Calculation of Interest

10.1	Unavailability of Screen Rate

If no Screen Rate is available for LIBOR for:

(a)	dollars; or

(b)	the Interest Period of the Loan and it is not possible to calculate the Interpolated Screen Rate,

there shall be no LIBOR for the Loan and Clause 10.3 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

10.2	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Lender notifies the Borrowers that the cost to it of funding its participation in the Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 10.3 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

10.3	Cost of funds

(a)	If this Clause 10.3 (Cost of funds) applies, the rate of interest of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to Borrowers by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select or, if such rate is less than zero, such rate shall be deemed to be zero.

(b)	If this Clause 10.3 (Cost of funds) applies and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations, for a period of not more than 30 days (the “Negotiation Period”) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Any substitute or alternative basis agreed pursuant to paragraph (b) above shall be binding on all Parties.

(d)	If a substitute or alternative basis is not agreed within the Negotiation Period and the relevant circumstances are continuing at the end of the Negotiation Period, the Borrowers shall give the Lender not less than 10 Business Days’ notice of their intention to prepay the Loan at the end of the interest period set by the Lender.

(e)	The provisions of Clause 7.6 (Restrictions) shall apply to any prepayment made pursuant to this 10.3 (Cost of Funds).

10.4	Break Costs

The Borrowers shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by a Borrower on a day other than the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum.

11	Fees

11.1	Facility fee

The Borrowers shall pay to the Lender a non-refundable facility fee of $126,000 (representing 1.40 per cent. of the Loan) on the date falling 5 Business Days after the Borrowers accepting the Lender’s firm offer letter (the “Firm Offer Date”). For the avoidance of doubt, the Lender confirms that such facility fee was paid on 9 January 2020.

11.2	Upfront fee

The Borrowers shall pay to the Lender a non-refundable upfront fee in the amount of $40,000 on the day of execution of this Agreement.

11.3	Prepayment Fee

(a)	If the Borrowers request to prepay the whole or any part of Loan at any time prior to, and inclusive of, the second anniversary of the Utilisation Date, they must pay to the Lender a prepayment fee on the date of prepayment of all or part of the Loan.

(b)	The amount of the prepayment fee shall be 1 per cent of the amount prepaid.

(c)	This Clause 11.3 (Prepayment Fee) shall not apply in the case of a prepayment resulting from a sale or a total loss of a Vessel in accordance with, and pursuant to Clause 7.5 (Mandatory prepayment on sale or Total Loss) or in the case of a prepayment made pursuant to Clause 7.1 (Illegality) or pursuant to Clause 7.2 (Change of Control).

Section 6

Additional Payment Obligations

12	Tax Gross Up and Indemnities

12.1	Definitions

(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities) reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify an Obligor on becoming so aware in respect of a payment payable to the Lender.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender entitled to the payment evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	The Obligors shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Lender:

(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	The Lender shall, if making, or intending to make, a claim under paragraph (a) above promptly notify the Obligors of the event which will give, or has given, rise to the claim.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and

(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Obligors shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability which the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).

(b)	Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(c)	Any reference in this Clause 12.6 (VAT) to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(d)	In relation to any supply made by the Lender to any Party under a Finance Document, if reasonably requested by the Lender, that Party must promptly provide the Lender with details of that Party’s VAT registration and such other information as is reasonably requested in connection with the Lender’s VAT reporting requirements in relation to such supply.

12.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige the Lender to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

13	Increased Costs

13.1	Increased costs

(a)	Subject to 13.4 (Exceptions), the Borrowers shall, within 10 Business Days of the Lender’s notification made pursuant to and in accordance with Clauses 13.2 (Notification to the Borrowers of Increased Cost claims) and 13.3 (Payment of Increased Costs) or, at the lapse of the Increased Costs Negotiation Period, as the case may be, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made,

in each case after the date of this Agreement; or

(iii)	the implementation, application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.

(b)	In this Agreement:

(i)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(ii)	“CRD IV” means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012, as amended by Regulation (EU) 2019/876;

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended by Directive (EU) 2019/878; and

(C)	any other law or regulation which implements Basel III.

(iii)	“Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

13.2	Notification to the Borrowers of Increased Cost claims

If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) it shall notify the Borrowers of the event giving rise to the claim.

13.3	Payment of Increased Costs

(a)	The Borrowers shall pay to the Lender, within ten (10) Business Days of the Lender’s notification as per Clause 13.2 (Notification to the Borrowers of Increased Cost claims) above, the amounts which the Lender from time to time specifies as necessary to compensate itself for the Increased Costs.

(b)	Notwithstanding paragraph (a) above, the Borrowers may, by serving a notice (“Borrowers’ Relevant Notice”) to the Lender within 3 Business Days of the Lender’s notification pursuant to paragraph (a) of this Clause 13.3 (Payment of Increased Costs) (“Relevant Period”), request they enter into negotiations with the Lender on the amount of Increased Costs, for a period of not more than 30 days starting with the date of the Borrowers’ Relevant Notice (the “Increased Costs Negotiation Period”) with a view to mutually agreeing the final amount of the Increased Costs to be paid by the Borrowers Provided that such Borrowers’ Relevant Notice may only be served within the Relevant Period;

(c)	If a final amount of the Increased Costs is not mutually agreed between the Lender and the Borrowers within the Increased Costs Negotiation Period, the Borrowers shall give the Lender not less than 10 Business Days’ notice of their intention to prepay the Loan at the end of an Interest Period.

(d)	The provisions of Clause 7.6 (Restrictions) shall apply to any prepayment made pursuant to this Clause 13.3 (Payment of Increased Costs) and for the avoidance of doubt paragraph (b) of 7.6 (Restrictions)in particular shall apply.

13.4	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(d)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

14	Other Indemnities

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, on demand, indemnify the Lender to which that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)	Each Obligor shall, within 3 Business Days of demand, indemnify the Lender and any Receiver or Delegate (if applicable) against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by a Transaction Obligor to pay any amount due under a Finance Document on its due date;

(iii)	funding, or making arrangements to fund, the Advance requested by the Borrowers in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(iv)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers;

(v)	investigating any event which it reasonably believes is a Default;

(vi)	acting or relying on any notice, request or instruction provided under or in connection with any of the Finance Documents which it reasonably believes to be genuine, correct and appropriately authorised; or

(vii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents; and

(viii)	any cost, loss or liability incurred by the Lender (otherwise than by reason of the Lender’s gross negligence or wilful misconduct) or, in the case of any cost, loss or liability pursuant to Clause 30.8 (Disruption to Payment Systems etc.) notwithstanding the Lender’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender in acting as Lender under the Finance Documents.

(b)	Each Obligor shall, within 3 Business Days of demand, indemnify the Lender, each Affiliate of the Lender and any Receiver or Delegate (if applicable) and each officer or employee of the Lender or its Affiliate or any Receiver or Delegate (as applicable) (each such person for the purposes of this Clause 14.2 (Other indemnities) an “Indemnified Person”), against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, any Ship unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

(c)	No Party other than the Lender or the Receiver or Delegate (as applicable) may take any proceedings against any officer, employee or agent of the Lender or the Receiver or Delegate (as applicable) in respect of any claim it might have against the Lender or the Receiver or Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property.

(d)	Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or

(ii)	in connection with any Environmental Claim.

14.3	Indemnity to the Lender

Each Obligor shall, within 3 Business Days of demand, indemnify the Lender and every Receiver or Delegate (as applicable) against any cost, loss or liability incurred by any of them:

(a)	in relation to or as a result of:

(i)	any failure by a Borrower to comply with its obligations under Clause 16 (Costs and Expenses);

(ii)	the taking, holding, protection or enforcement of the Finance Documents and the Transaction Security;

(iii)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;

(iv)	any default by any Transaction Obligor or any Approved Manager in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(v)	any action by any Transaction Obligor or any Approved Manager which vitiates, reduces the value of, or is otherwise prejudicial to, the Transaction Security; and

(vi)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents.

(vii)	acting as Lender, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents (otherwise, in each case, than by reason of the Lender’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)	Any Affiliate or Receiver or Delegate or any officer or employee of the Lender or of any of its Affiliates or any Receiver or Delegate (as applicable) may rely on this Clause 14.2 (Other indemnities) and the provisions of the Third Parties Act subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

15	Mitigation by the Lender

15.1	Mitigation

(a)	The Lender shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities), Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Transaction Obligor or any Approved Manager under the Finance Documents.

15.2	Limitation of liability

(a)	Each Obligor shall, within 3 Business Days of demand, indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if either:

(i)	a Default has occurred and is continuing; or

(ii)	in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

16	Costs and Expenses

16.1	Transaction expenses

The Obligors shall, within 15 days of demand, pay the Lender the amount of all costs and expenses (including legal fees but excluding any costs and expenses incurred in connection with Clause 28 (Changes to the Lender)) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Security Document; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If:

(a)	a Transaction Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 30.6 (Change of currency); or

(c)	a Transaction Obligor requests, and the Lender agrees to, the release of all or any part of the Security Assets from the Transaction Security,

the Obligors shall, within 15 days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

(a)	The Obligors shall, within 15 days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) (supported by documentary evidence) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against the Lender as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

The Obligors shall, within 15 days of demand, pay to the Lender the amount of all sums (supported by documentary evidence) which the Lender may pay or become actually or contingently liable for on account of a Borrower in connection with a Ship (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which the Lender may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by the Lender in connection with the maintenance or repair of that Ship or in discharging any lien, bond or other claim relating in any way to that Ship, and any sums which the Lender may pay or guarantees which it may give to procure the release of that Ship from arrest or detention.

Section 7

Guarantees and Joint and Several Liability of Borrowers

17	Guarantee and Indemnity

17.1	Guarantee and indemnity

The Parent Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by each other Obligor of all such other Obligor's obligations under the Finance Documents;

(b)	undertakes with the Lender that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, the Parent Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand by the Lender against any cost, loss or liability it incurs as a result of another Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Parent Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 (Guarantee and Indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Parent Guarantor under this Clause 17 (Guarantee and Indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of the Parent Guarantor under this Clause 17 (Guarantee and Indemnity) and in respect of any Transaction Security will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 17.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantee and Indemnity) or in respect of any Transaction Security (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;

(b)	the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate recourse

The Parent Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 17 (Guarantee and Indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Parent Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Parent Guarantor or on account of the Parent Guarantor's liability under this Clause 17 (Guarantee and Indemnity).

17.7	Deferral of Parent Guarantor's rights

All rights which the Parent Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against the Borrower, any other Transaction Obligor or their respective assets shall be fully subordinated to the rights of the Lender under the Finance Documents and until the end of the Security Period and unless the Lender otherwise directs, the Parent Guarantor will not exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17 (Guarantee and Indemnity):

(a)	to be indemnified by a Transaction Obligor;

(b)	to claim any contribution from any third party providing security for, or any other guarantor of, any Transaction Obligor's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)	to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which the Parent Guarantor has given a guarantee, undertaking or indemnity under Clause 17 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Transaction Obligor; and/or

(f)	to claim or prove as a creditor of any Transaction Obligor in competition with the Lender.

If the Parent Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Transaction Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender may direct for application in accordance with Clause 30 (Payment Mechanics).

17.8	Additional security

This guarantee and any other Security given by the Parent Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by the Lender or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

17.9	Applicability of provisions of Guarantee to other Security

Clauses 17.2 (Continuing guarantee), 17.3 (Reinstatement), 17.4 (Waiver of defences), 17.5 (Immediate recourse), 17.6 (Appropriations), 17.7 (Deferral of Parent Guarantor's rights) and 17.8 (Additional security) shall apply, with any necessary modifications, to any Security which the Parent Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Secured Liabilities or any part of them.

18	Joint and Several Liability of the Borrowers

18.1	Joint and several liability

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several.

18.2	Waiver of defences

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	the Lender releasing any other Borrower or any Security created by a Finance Document; or

(d)	any time, waiver or consent granted to, or composition with any other Borrower or other person;

(e)	the release of any other Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(f)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Borrower or any other person;

(h)	any amendment, novation, supplement, extension, restatement (however fundamental, and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(i)	any unenforceability, illegality or invalidity of any obligation or any person under any Finance Document or any other document or security; or

(j)	any insolvency or similar proceedings.

18.3	Principal Debtor

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall, in any circumstances, be construed to be a surety for the obligations of any other Borrower under this Agreement.

18.4	Borrower restrictions

(a)	Subject to paragraph (b) below, during the Security Period no Borrower shall:

(i)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made under, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(ii)	take or enforce any form of security from any other Borrower for such an amount, or in any way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(iii)	set off such an amount against any sum due from it to any other Borrower; or

(iv)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower; or

(v)	exercise or assert any combination of the foregoing.

(b)	If during the Security Period, the Lender, by notice to a Borrower, requires it to take any action referred to in paragraph (a) above in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender's notice.

18.5	Deferral of Borrowers' rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Borrower will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by any other Borrower; or

(b)	to claim any contribution from any other Borrower in relation to any payment made by it under the Finance Documents.

Section 8

Representations, Undertakings and Events of Default

19	Representations

19.1	General

Each Obligor makes the representations and warranties set out in this Clause 19 (Representations) to the Lender on the date of this Agreement.

19.2	Status

(a)	It is, in the case of each Borrower, a limited liability company duly formed or, in the case of the Parent Guarantor, a corporation duly incorporated, and validly existing in good standing under the law of its Original Jurisdiction.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

19.3	Share capital, membership interests and ownership

(a)	The aggregate number of limited liability company interests that each Borrower is authorised to issue, expressed in terms of number of shares, is 500 limited liability company shares, all of which (being 100 per cent. of its limited liability company interests) have been issued to the Member.

(b)	The aggregate number of shares of registered stock that the Parent Guarantor is authorised to issue is 250,000,000 registered shares consisting of 249,000,000 registered common shares comprised of 214,000 Class A common shares (of which 9,942,950 are issued and outstanding), 20,000,000 Class B common shares and 15,000,000 Class C common shares, each with a par value of one United States cent ($0.01) and 1,000,000 registered preferred shares, each with a par value of one United States cent ($0.01). The Parent Guarantor has authorised 44,000 Series B Preferred shares (of which 14,000 are issued and outstanding) and 250,000 Series C Preferred Shares (of which 250,000 are issued and outstanding).

(c)	The aggregate number of limited liability company interests that the Member is authorised to issue, expressed in terms of number of shares, is 100 limited liability company shares, all of which (being 100 per cent. Of its limited liability company interests) have been issued to GSL Rome.

(d)	The aggregate number of limited liability company interests that GSL Rome is authorised to issue, expressed in terms of number of shares, is 100 limited liability company shares, all of which (being 100 per cent. of its limited liability company interests) have been issued to the Parent Guarantor.

(e)	The legal title to and beneficial interest in the limited liability company interests in each Borrower is held by the Member free of any Security other than Permitted Security or any other claim.

(f)	None of the limited liability company interests in any Borrower is subject to any option to purchase, pre-emption rights or similar rights.

19.4	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document and each Charter to which it is a party are legal, valid, binding and enforceable obligations.

19.5	Validity, effectiveness and ranking of Security

(a)	Each Finance Document to which it and an Approved Manager is a party does now or, as the case may be, will upon execution and delivery create the Security it purports to create over any assets to which such Security, by its terms, relates, and such Security will, when created or intended to be created, be valid and effective.

(b)	No third party has or will have any Security (except for Permitted Security) over any assets that are the subject of any Transaction Security granted by it.

(c)	The Transaction Security granted by it to the Lender has or will when created or intended to be created have first ranking priority or such other priority it is expressed to have in the Finance Documents and is not subject to any prior ranking or pari passu ranking security.

(d)	No concurrence, consent or authorisation of any person is required for the creation of or otherwise in connection with any Transaction Security.

19.6	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, each Transaction Document and each Charter to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any other Transaction Obligor or an Approved Manager or any of its assets of any other Transaction Obligor's or an Approved Manager's assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.7	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise:

(i)	its entry into, performance and delivery of, each Transaction Document and each Charter to which it is or will be a party and the transactions contemplated by those Transaction Documents or, as the case may be, that Charter; and

(ii)	in the case of each Borrower, its registration of the relevant Ship under the Approved Flag for that Ship;

(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents and the Charters (or any of them) to which it is a party.

19.8	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

19.9	Governing law and enforcement

(a)	The choice of governing law of each Transaction Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

19.10	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 27.8 (Insolvency proceeding); or

(b)	creditors' process described in Clause 27.9 (Creditors' process),

has been taken or, threatened in relation to any other Transaction Obligor or, to the best of its knowledge, any Approved Manager; and none of the circumstances described in Clause 27.7 (Insolvency) applies to any other Transaction Obligor or, to the best of its knowledge, any Approved Manager.

19.11	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents to which it is a party be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by those Finance Documents.

19.12	Deduction of Tax

It is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party.

19.13	No default

(a)	No Event of Default and, on the date of this Agreement and on the Utilisation Date, no Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes a default or a termination event (however described) under any other agreement or instrument which is binding on it or (in the case of the Parent Guarantor on any of its Subsidiaries) or to which its (or in the case of the Parent Guarantor, any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

19.14	No misleading information

(a)	Any factual information provided by any Transaction Obligor or an Approved Manager for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in any such information have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from any such information and no information has been given or withheld that results in any such information untrue or misleading in any material respect.

19.15	Financial Statements

(a)	In the case of the Parent Guarantor:

(i)	Its Original Financial Statements were prepared in accordance with GAAP or IFRS (at the Obligors' option) consistently applied unless expressly disclosed to the Lender in writing to the contrary before the date of this Agreement.

(ii)	Its Original Financial Statements fairly present its financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year (consolidated in the case of the Parent Guarantor).

(iii)	There has been no material adverse change in its assets, business or financial condition since 31 December 2018.

(b)	In the case of Parent Guarantor:

(i)	its most recent financial statements delivered pursuant to Clause 20.2 (Financial statements):

(ii)	have been prepared in accordance with Clause 20.3 (Requirements as to financial statement); and

(iii)	fairly present its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Parent Guarantor).

(c)	Since the date of the most recent financial statements delivered pursuant to Clause 20.2 (Financial statements) there has been no material adverse change in its or any other Obligor's business, assets or financial condition.

19.16	Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.17	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) of or before any court, arbitral body or agency have which, if adversely determined, might reasonably be expected to have a Material Adverse Effect (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any other Transaction Obligor.

19.18	Valuations

(a)	All information supplied by it or on its behalf to an Approved Valuer for the purposes of a valuation delivered to the Lender in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	It has not omitted to supply any information to an Approved Valuer which, if disclosed, would adversely affect any valuation prepared by such Approved Valuer.

(c)	There has been no change to the factual information provided pursuant to paragraph (a) above in relation to any valuation between the date such information was provided and the date of that valuation which, in either case, renders that information untrue or misleading in any material respect.

19.19	No breach of laws

It has not and, to the best of its knowledge and belief, no other member of the Group has breached any law or regulation which breach has a Material Adverse Effect.

19.20	No Charter

No Ship is subject to any Charter other than a Permitted Charter.

19.21	Compliance with Environmental Laws

In respect of the ownership, operation and management of each Ship all Environmental Laws and the terms of all Environmental Approvals have been complied with and, in respect of the business of each other Transaction Obligor (as now conducted and as reasonably anticipated to be conducted in the future), no Obligor has any knowledge or belief that any Environmental Law or Environmental Approval has not been complied with.

19.22	No Environmental Claim

No Environmental Claim has been made or threatened against any other Transaction Obligor or any Ship.

19.23	No Environmental Incident

No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred.

19.24	ISM and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to each Borrower, the Approved Technical Manager and each Ship have been complied with.

19.25	Taxes paid

(a)	It is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being made or conducted against it with respect to Taxes and it has no knowledge or belief that claims or investigations in respect of Taxes are being made or conducted against any other Transaction Obligor.

19.26	Financial Indebtedness

No Borrower has any Financial Indebtedness outstanding other than:

(a)	Permitted Financial Indebtedness; or

(b)	any guarantee or indemnity issued in the ordinary course of its business of operating, trading and chartering the Ship owned by it.

19.27	Overseas companies

No other Transaction Obligor nor any Approved Manager has delivered particulars, whether in its name stated in the Finance Documents or any other name, of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or, if it has so registered, it has provided to the Lender sufficient details to enable an accurate search against it to be undertaken by the Lender at the Companies Registry.

19.28	Good title to assets

It and each other Transaction Obligor and each Approved Manager has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

19.29	Ownership

(a)	On the Utilisation Date, the relevant Borrower will be the sole legal and beneficial owner of the relevant Ship, its Earnings and its Insurances.

(b)	With effect on and from the date of its creation or intended creation, each Transaction Obligor and each Approved Manager will be the sole legal and beneficial owner of any asset that is the subject of any Transaction Security created or intended to be created by such Transaction Obligor or such Approved Manager.

(c)	The constitutional documents of each Transaction Obligor do not and could not restrict or inhibit any transfer of the shares of the Borrowers on creation or enforcement of the security conferred by the Security Documents.

19.30	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings (recast) (the "Regulation"), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in Greece and it has no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

19.31	Place of business

No Transaction Obligor has a place of business in any country other than Greece.

19.32	No employee or pension arrangements

No Transaction Obligor has any employees or any liabilities under any pension scheme.

19.33	Sanctions

(a)	No Transaction Obligor or Approved Manager:

(i)	is a Prohibited Person;

(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;

(iii)	owns or controls a Prohibited Person; or

(iv)	has a Prohibited Person serving as a director, officer or, to the best of its knowledge, employee.

(b)	No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

19.34	US Tax Obligor

No Transaction Obligor is a US Tax Obligor.

19.35	Anti-corruption law

Each Obligor and each Affiliate of any of them has conducted its respective business in compliance with applicable anti-corruption laws and has instituted and maintained procedures designed to promote and achieve compliance with such laws, and to the best knowledge and belief of each Obligor, each member of the Group and each Affiliate of any of them has conducted its respective business in compliance with applicable anti-corruption laws and has instituted and maintained procedures designed to promote and achieve compliance with such laws.

19.36	Completeness of documents

The copies of any Transaction Documents and any Charter and any other relevant documents provided or to be provided by the Borrowers to the Lender in accordance with Clause 4 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those documents and there are no commission, rebates, premiums or other payments due or to become due in connection with the subject matter of those documents other than as disclosed to, and approved in writing by, the Lender.

19.37	Money Laundering

Any borrowing by the Borrowers under this Agreement, and the performance of its obligations under the Finance Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive 2015/849/EC of the European Parliament and of the Council of the European Communities.

19.38	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of the Utilisation Request and the first day of each Interest Period.

20	Information Undertakings

20.1	General

The undertakings in this Clause 20 (Information Undertakings) remain in force throughout the Security Period unless the Lender, may otherwise permit.

20.2	Financial statements

The Parent Guarantor shall supply to the Lender:

(a)	as soon as they become available, but in any event within 120 days after the end of each of the Parent Guarantor's financial year, its consolidated audited financial statements for that financial year as presented in the Parent Guarantor's 20-F filing;

(b)	as soon as the same become available, but in any event within 90 days after the end of each quarter of each of their respective financial years, its consolidated unaudited financial statements for that financial quarter as presented in the Parent Guarantor's 6K filing.

20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Parent Guarantor pursuant to Clause 20.2 (Financial statements) shall fairly represent its financial condition and operations as at the date as at which those financial statements were drawn up.

(b)	The Obligors shall procure that each set of financial statements of the Parent Guarantor delivered pursuant to Clause 20.2 (Financial statements) is prepared using GAAP.

20.4	Information: miscellaneous

Each Obligor shall and shall procure that each other Transaction Obligor shall (and in the case of paragraphs (b) (c) (d), sub-paragraphs (i), (ii) and (iii) of paragraph (e) and (f) below, any Approved Manager and in the case of paragraphs (b) and (c) and sub-paragraph (iv) of paragraph (e) below, the Parent Guarantor shall supply) to the Lender:

(a)	as soon as practically possible after Lender's request, all material documents dispatched by it to its shareholders (or any class of them) in their capacity as shareholders or its creditors which are not considered of a confidential nature;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) which are current, threatened or pending against any other Transaction Obligor, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any other Transaction Obligor and which might have a Material Adverse Effect;

(d)	promptly, its constitutional documents where these have been amended or varied;

(e)	promptly, such further information and/or documents regarding:

(i)	each Ship, goods transported on each Ship, its Earnings and its Insurances;

(ii)	the Security Assets which are the subject of the Transaction Security created under the Security Documents to which it is a party;

(iii)	compliance of the Transaction Obligors and the Approved Managers with the terms of the Finance Documents;

(iv)	the financial condition, business and operations of any other Transaction Obligor,

as the Lender may reasonably request; and

(f)	promptly, such further information and/or documents as the Lender may reasonably request so as to enable the Lender to comply with any laws applicable to it or as may be required by any regulatory authority in connection with the Finance Documents.

20.5	Notification of Default

(a)	Each Obligor shall, and shall procure that each other Transaction Obligor shall, notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Lender, each Borrower shall supply to the Lender a certificate signed by one of its officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of a Transaction Obligor (including, without limitation, a change of ownership of a Transaction Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of sub-paragraph (iii) above, any prospective assignee) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective assignee) in order for the Lender or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective new Lender in order for the Lender or, in the case of the event described in sub-paragraph (iii) above, any prospective assignee to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21	Financial Covenants

21.1	Minimum Liquidity Amount

The Obligors shall ensure that on and from the Utilisation Date and throughout the Security Period, there is standing to the credit of the Minimum Liquidity Account a credit balance in an amount of not less than the Minimum Liquidity Amount to be held by the Lender on behalf of the Borrowers as a custodian and as security for the Secured Liabilities under this Agreement.

21.2	Reduction of Minimum Liquidity Amount in the case of Mandatory Prepayment on sale or Total Loss

Subject to the provisions of Clause 7.6 (Restrictions) if, at any time throughout the Security Period the Borrowers make a prepayment in accordance with and pursuant to the provisions of Clause 7.5 (Mandatory Prepayment on sale or Total Loss), the Lender shall reduce the Minimum Liquidity Amount by an amount which is equal to the Minimum Liquidity Amount multiplied by a fraction whose:

(a)	numerator is the Relevant Amount determined in accordance with the provisions of Clause 7.5 (Mandatory prepayment on sale or Total Loss); and

(b)	denominator is the Commitment,

such amount to be released to the Borrowers' nominated account Provided that neither a Default has occurred which is continuing nor the release of such amount to the Borrowers would result in the occurrence of a Default.

21.3	Release of Minimum Liquidity Amount

At the end of the Security Period, the Lender will return to the Borrowers' nominated account the Minimum Liquidity Amount standing to the credit of the Minimum Liquidity Account at the relevant time or the Borrowers may, at their discretion, set off the amount of the sixtieth (60th) Repayment Instalment due against the Minimum Liquidity Amount standing to the credit of the Minimum Liquidity Account at the time of repayment of such Repayment Instalment.

21.4	Minimum Liquidity Amount in the case of insolvency of the Lender

In the event that any corporate action, legal proceedings or other similar legal procedure or similar legal step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Lender and/or the Minimum Liquidity Account Bank;

(ii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Lender and/or the Minimum Liquidity Account Bank or any of its assets; or

(iii)	enforcement of any Security over any assets of the Lender and/or the Minimum Liquidity Account Bank,

or any analogous procedure or step is taken in any jurisdiction against the Lender and/or the Minimum Liquidity Account Bank and the Minimum Liquidity Amount is blocked in the Minimum Liquidity Account and cannot be released and/or transferred to the Borrowers' nominated account in accordance with the provisions of this Agreement, the Minimum Liquidity Amount standing to the credit of the Minimum Liquidity Account shall be automatically set off against the Loan and the Loan shall be reduced accordingly.

22	General Undertakings

22.1	General

The undertakings in this Clause 21 (General Undertakings) remain in force throughout the Security Period except as Lender may otherwise permit (and in respect of Clauses 22.16 (Financial Indebtedness) and 22.20(B) (Other transactions) such permission not to be unreasonably withheld or delayed).

22.2	Authorisations

Each Obligor shall, and shall procure that each other Transaction Obligor and each Approved Manager will (where applicable), promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction or the state of the Approved Flag at any time of each Ship or other vessel to enable it to:

(i)	perform its obligations under the Transaction Documents to which it is a party;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence in any Relevant Jurisdiction or in the state of the Approved Flag at any time of each Ship or other vessel, of any Transaction Document to which it is a party; and

(iii)	own and operate each Ship (in the case of the Borrowers).

22.3	Compliance with laws

Each Obligor shall, and shall procure that each other Transaction Obligor and each Approved Manager will, comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has a Material Adverse Effect.

22.4	Environmental compliance

Each Obligor shall, and shall (i) ensure that each other Transaction Obligor and (ii) use its best efforts and have appropriate controls in place to procure each Approved Manager, will:

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has a Material Adverse Effect.

22.5	Environmental Claims

Each Obligor shall, and shall procure that each other Transaction Obligor and each Approved Manager will use its best efforts to, promptly upon becoming aware of the same, inform the Lender in writing of:

(a)	any Environmental Claim against any Transaction Obligor or any Approved Manager which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Transaction Obligor or any Approved Manager,

where the claim, if determined against that Transaction Obligor or that Approved Manager, has a Material Adverse Effect.

22.6	Anti-corruption law

(a)	Each Obligor shall not directly or indirectly use the proceeds of the Loan for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Obligor shall:

(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain procedures designed to promote and achieve compliance with such laws.

22.7	Taxation

(a)	Each Obligor shall, and shall procure that each other Transaction Obligor will, pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are maintained for those Taxes and the costs required to contest them and, in relation to the Parent Guarantor, both have been disclosed in its latest financial statements delivered to the Lender under Clause 20.2 (Financial statements) to the extent that such disclosure is required by NYSE/SEC rules or requirements; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have a Material Adverse Effect.

(b)	No Obligor shall, and the Parent Guarantor shall procure that no other Transaction Obligor will, change its residence for Tax purposes.

22.8	Overseas companies

Each Obligor shall, and shall procure that each other Transaction Obligor and each Approved Manager will, promptly inform the Lender if it delivers to the Registrar particulars required under the Overseas Regulations of any UK Establishment and it shall comply with any directions given to it by the Lender regarding the recording of any Transaction Security on the register which it is required to maintain under The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009.

22.9	No change to centre of main interests

No Obligor shall change the location of its centre of main interest (as that term is used in Article 3(1) of the Regulation) from that stated in relation to it in Clause 19.30 (Centre of main interests and establishments) and it will create no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

22.10	Pari passu ranking

Each Obligor shall, and shall procure that each other Transaction Obligor will, ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.11	Title

(a)	Each Borrower shall hold the legal title to, and own the entire beneficial interest in that Ship, its Earnings and its Insurances (except where a third party may be named as co-assured) in respect of that Ship; and

(b)	with effect on and from its creation or intended creation, any other assets which are the subject of any Transaction Security created or intended to be created by such Borrower.

(c)	The Parent Guarantor shall hold the legal title to, and own the entire beneficial interest in with effect on and from its creation or intended creation, any assets which are the subject of any Transaction Security created or intended to be created by the Parent Guarantor.

(d)	Each Borrower shall remain a wholly owned Subsidiary of the Parent Guarantor at all times.

22.12	Negative pledge

(a)	Neither the Borrowers or the Member shall create or permit to subsist any Security over any of its assets which are the subject of the Security created or intended to be created by the Finance Documents.

(b)	No Borrower shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Transaction Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Permitted Security.

22.13	Disposals

(a)	No Borrower shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset (including without limitation any Ship, its Earnings or its Insurances) except for a sale of a Ship owned by it with respect to which a mandatory prepayment pursuant to the provisions of Clauses 7.5 (Mandatory prepayment on sale or Total Loss) and 7.6 (Restrictions) is made and provided any other terms of this Agreement are complied with.

(b)	Paragraph (a) above does not apply to any Charter as all Charters are subject to Clause 24.16 (Restrictions on chartering, appointment of managers etc.).

22.14	Merger

No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction Provided that in the case of the Parent Guarantor such amalgamation, demerger, merger, consolidation or corporate reconstruction is permitted without restrictions so long as (i) the Parent Guarantor remains the surviving entity of any such process, (ii) no Default has occurred at the relevant time or would be triggered as a result of such process and (iii) the process of any such further amalgamation, demerger, merger, consolidation or corporate reconstruction does not have a Material Adverse Effect.

22.15	Change of business

(a)	The Parent Guarantor shall procure that no substantial change is made to the general nature of the business of the Parent Guarantor from that carried on at the date of this Agreement.

(b)	No Borrower shall engage in any business other than the ownership and operation of its Ship.

22.16	Financial Indebtedness

No Borrower shall, incur or permit to be outstanding any Financial Indebtedness except:

(a)	Permitted Financial Indebtedness; or

(b)	any guarantee or indemnity issued in the ordinary course of its business of operating, trading and chartering the Ship owned by it.

22.17	Expenditure

No Borrower shall incur any expenditure, except for expenditure or trade debt reasonably incurred in the ordinary course of owning, operating, chartering, maintaining and repairing its Ship.

22.18	Share capital

No Borrower shall:

(a)	purchase, cancel or redeem any of its limited liability company interests;

(b)	increase or reduce its authorised limited liability company interests;

(c)	issue any further limited liability company interests except to the Member or GSL Rome or the Parent Guarantor and provided such limited liability company interests are made subject to the terms of the LLC Interests Security applicable to that Borrower immediately upon the issue of such limited liability company interests in a manner satisfactory to the Lender and the terms of that LLC Interests Security are complied with;

(d)	appoint any further officer of that Borrower (unless the provisions of the LLC Interests Security applicable to that Borrower are complied with).

22.19	Dividends

Each Borrower shall be entitled to make or pay any dividend or other distribution having similar effect (in cash or in kind) in respect of its limited liability company interests Provided that neither a Default has occurred which is continuing nor the making or payment of such dividend or distribution would result in the occurrence of a Default.

22.20	Other transactions

No Borrower will:

(a)	be the creditor in respect of any loan or any form of credit to any person other than another Transaction Obligor and where such loan or form of credit is Permitted Financial Indebtedness;

(b)	give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which that Borrower assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents or any guarantee or indemnity issued in the ordinary course of its business of operating, trading and chartering the Ship owned by it.

(c)	enter into any material agreement other than:

(i)	the Transaction Documents, the Management Agreements and the Permitted Charters;

(ii)	any other agreement expressly allowed under any other term of this Agreement or in the ordinary course of that Borrower's business of operating, trading and chartering the Ship owned by it; and

(d)	enter into any transaction on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms' length; or

(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks.

22.21	No substantial liabilities

Without prejudice to the Borrowers' other obligations under this Clause 21 (General Undertakings), except for any Permitted Financial Indebtedness and as otherwise provided by this Agreement, no Borrower shall incur any liability to any third party which is in the Lender's opinion of a substantial nature.

22.22	Unlawfulness, invalidity and ranking; Security imperilled

No Obligor shall, (and the Parent Guarantor shall procure that no other member of the Group or any Approved Manager will) do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:

(a)	make it unlawful for a Transaction Obligor to perform any of its obligations under the Transaction Documents or, in the case of an Approved Manager, any of its obligations under the Transaction Documents to which it is party;

(b)	cause any obligation of a Transaction Obligor under the Transaction Documents, or in the case of an Approved Manager, under the Transaction Documents to which it is party to cease to be legal, valid, binding or enforceable;

(c)	cause any Transaction Document to cease to be in full force and effect;

(d)	cause any Transaction Security to rank after, or lose its priority to, any other Security; and

(e)	imperil or jeopardise the Transaction Security.

22.23	Further assurance

(a)	Each Obligor shall, and shall procure that each other Transaction Obligor and each Approved Manager will, promptly, and in any event within the time period specified by the Lender do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Lender may specify (and in such form as the Lender may require in favour of the Lender or its nominee(s)):

(i)	to create, perfect, vest in favour of the Lender or protect the priority of the Security or any right of any kind created or intended to be created under or evidenced by the Finance Documents to which such Transaction Obligor or such Approved Manager is a party (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of any of the Lender or any Receiver or Delegate (as applicable) provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Lender Security over any property and assets of that Transaction Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Finance Documents;

(iii)	to facilitate or expedite the realisation and/or sale of, the transfer of title to or the grant of, any interest in or right relating to the assets which are, or are intended to be, the subject of the Transaction Security or to exercise any power specified in any Finance Document in respect of which the Security has become enforceable; and/or

(iv)	to enable or assist the Lender to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to any item of the Security Property.

(b)	Each Obligor shall, and shall procure that each other Transaction Obligor and each Approved Manager will, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

(c)	At the same time as an Obligor delivers to the Lender any document executed by itself or another Transaction Obligor or any Approved Manager pursuant to this Clause 22.23 (Further assurance), that Obligor shall deliver, or shall procure that such other Transaction Obligor or such Approved Manager will deliver, to the Lender a certificate signed by one of that Obligor's or Transaction Obligor's or Approved Manager's directors or officers or member, as applicable, which shall:

(i)	set out the text of a resolution of that Obligor's or Transaction Obligor's or Approved Manager's directors or member, as applicable, specifically authorising the execution of the document specified by the Lender; and

(ii)	state that either the resolution was duly passed at a meeting of the directors or member, as applicable, validly convened and held, throughout which a quorum of directors or members entitled to vote on the resolution was present, or that the resolution has been signed by all the directors or members and is valid under that Obligor's or Transaction Obligor's or Approved Manager's articles of incorporation, limited liability company agreement or other constitutional documents.

23	Insurance Undertakings

23.1	General

The undertakings in this Clause 23 (Insurance Undertakings) remain in force from the date of this Agreement throughout the rest of the Security Period except as the Lender may otherwise permit.

23.2	Maintenance of obligatory insurances

Each Borrower shall keep the Ship owned by it insured at its expense against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including, without limitation, protection and indemnity war risks, piracy and terrorism);

(c)	protection and indemnity risks (including, without limitation, freight demurrage and defence cover); and

(d)	any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would be reasonable for that Borrower to insure and which are specified by the Lender by notice to that Borrower.

23.3	Terms of obligatory insurances

The Borrowers shall effect such insurances:

(a)	in dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis, in relation to each Ship, at least the greater of:

(i)	an amount which equals at least 120 per cent. of the Loan in relation to that Ship; and

(ii)	the Market Value of that Ship;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club as per International Group of Protection & Indemnity Clubs;

(d)	in the case of protection and indemnity risks, in respect of the full tonnage of each Ship;

(e)	on approved terms; and

(f)	through Approved Brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

23.4	Further protections for the Lender

In addition to the terms set out in Clause 23.3 (Terms of obligatory insurances), each Borrower shall procure that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name that Borrower as the sole named insured unless the interest of every other named insured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named insured has undertaken in writing to the Lender (in such form as it requires) that any deductible shall be apportioned between that Borrower and every other named insured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable to the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever to the Lender requires, name (or be amended to name) to the Lender as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against to the Lender, but without to the Lender being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and

(f)	provide that the Lender may make proof of loss if that Borrower fails to do so.

23.5	Renewal of obligatory insurances

Each Borrower shall:

(a)	at least 7 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Lender of the Approved Brokers (or other insurers) and any protection and indemnity or war risks association through or with which it proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender's approval to the matters referred to in sub-paragraph (i) above;

(b)	at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender's approval pursuant to paragraph (a) above; and

(c)	procure that the Approved Brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

23.6	Copies of policies; letters of undertaking

Each Borrower shall ensure that the Approved Brokers provide the Lender with:

(a)	pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew; and

(b)	a letter or letters or undertaking in a form required by the Lender and including undertakings by the Approved Brokers that:

(i)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 23.4 (Further protections for the Lender);

(ii)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with such loss payable clause;

(iii)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(iv)	they will, if they have not received notice of renewal instructions from the relevant Borrower or its agents, notify the Lender not less than 14 days before the expiry of the obligatory insurances;

(v)	if they receive instructions to renew the obligatory insurances, they will promptly notify the Lender of the terms of the instructions;

(vi)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and

(vii)	they will arrange for a separate policy to be issued in respect of the Ship owned by that Borrower forthwith upon being so requested by the Lender.

23.7	Copies of certificates of entry

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provide the Lender with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by Lender; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

23.8	Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the Approved Brokers through which the insurances are effected or renewed.

23.9	Payment of premiums

Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Lender.

23.10	Guarantees

Each Borrower shall on a best endeavours basis request from a protection and indemnity association to consider issuing any guarantees as such may be required from time to time, in accordance with their respective rules and conditions, and shall further use reasonable endeavours to procure that such guarantees are issued as promptly as practically possible and remain in full force and effect.

23.11	Compliance with terms of insurances

(a)	No Borrower shall do or omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

(b)	Without limiting paragraph (a) above, each Borrower shall:

(i)	take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in sub-paragraph (iii) of paragraph (b) of Clause 23.6 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(ii)	not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(iii)	make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(iv)	not employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

23.12	Alteration to terms of insurances

No Borrower shall make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

23.13	Settlement of claims

Each Borrower shall:

(a)	not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty; and

(b)	do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

23.14	Provision of copies of communications

Each Borrower shall provide the Lender, upon the Lender's request, with copies of all written communications between that Borrower and:

(a)	the Approved Brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters,

which relate directly or indirectly to:

(i)	that Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

23.15	Provision of information

Each Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 23.16 (Mortgagee's interest and additional perils) or dealing with or considering any matters relating to any such insurances, and the Borrowers shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.

23.16	Mortgagee's interest and additional perils

(a)	The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee's interest marine insurance and a mortgagee's interest additional perils insurance in such amounts (but not less than 120 per cent. of the Loan in respect of mortgagee's interest marine insurance and 120 per cent. of the Loan in respect of mortgagee's interest additional perils insurance), on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate.

(b)	The Borrowers shall within 30 days of demand fully indemnify the Lender once annually during the Security Period in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any insurance referred to in paragraph (a) above or dealing with, or considering, any matter arising out of any such insurance.

24	Ship Undertakings

24.1	General

The undertakings in this Clause 24 (Ship Undertakings) remain in force on and from the date of this Agreement and throughout the rest of the Security Period except as the Lender may otherwise permit in writing (and in the case of Clauses 24.2 (General), 24.3 (Repair and classification), 24.5 (Modifications), 24.6 (Removal and installation of parts) and 24.16 (Restrictions on chartering, appointment of managers etc.) such permission not to be unreasonably withheld or delayed).

24.2	Ships' names and registration

Each Borrower shall, in respect of the Ship owned by it:

(a)	keep that Ship registered in its name under the Approved Flag from time to time at its port of registration;

(b)	not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperilled;

(c)	not enter into any dual flagging arrangement in respect of that Ship; and

(d)	not change the name of that Ship,

provided that any change of flag of a Ship shall be subject to:

(i)	that Ship remaining subject to Security securing the Secured Liabilities created by a first priority or preferred ship mortgage on that Ship and, if appropriate, a Deed of Covenant collateral to that mortgage (or equivalent first priority Security) on substantially the same terms as the Mortgage on that Ship and, if applicable, the related Deed of Covenant and on such other terms and in such other form as the Lender shall approve or require; and

(ii)	the execution of such other documentation amending and supplementing the Finance Documents as the Lender shall approve or require.

24.3	Repair and classification

Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first class ship ownership and management practice; and

(b)	so as to maintain the Approved Classification free of overdue recommendations and conditions.

24.4	Classification society undertaking

If required by the Lender in writing each Borrower shall, in respect of the Ship owned by it, instruct the relevant Approved Classification Society (and procure that the Approved Classification Society undertakes with the Lender):

(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the Approved Classification Society in relation to that Ship;

(b)	to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and that Ship at the offices of the Approved Classification Society and to take copies of them;

(c)	to notify the Lender immediately in writing if the Approved Classification Society:

(i)	receives notification from that Borrower or any person that that Ship's Approved Classification Society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship's class under the rules or terms and conditions of that Borrower or that Ship's membership of the Approved Classification Society;

(d)	following receipt of a written request from the Lender:

(i)	to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)	to confirm that that Borrower is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

24.5	Modifications

No Borrower shall make any modification or repairs to, or replacement of, any Ship or equipment installed on it which would or might materially and adversely alter the structure, type or performance characteristics of that Ship or materially reduce its value.

24.6	Removal and installation of parts

(a)	Subject to paragraph (b) below, no Borrower shall remove any material part of the Ship owned by it, or any item of equipment installed on that Ship unless:

(i)	the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;

(ii)	the replacement part or item is free from any Security in favour of any person other than the Lender; and

(iii)	the replacement part or item becomes, on installation on that Ship, the property of that Borrower and subject to the security constituted by the Mortgage on that Ship and, if applicable, the related Deed of Covenant.

(b)	A Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by that Borrower.

24.7	Surveys

Each Borrower shall submit the Ship owned by it regularly to all periodic or other surveys which may be required for classification purposes and, if so required by Lender, provide the Lender, with copies of all survey reports.

24.8	Inspection

(a)	Each Borrower shall permit the Lender (acting through surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times and on a best endeavour basis to not interfere with the Ship's trading schedule, to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

(b)	Unless an Event of Default has occurred, the Borrowers shall bear the costs of one inspection per year under this Clause 24.8 (Inspection).

24.9	Prevention of and release from arrest

(a)	Each Borrower shall, in respect of the Ship owned by it, promptly discharge:

(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against that Ship, its Earnings or its Insurances;

(ii)	all Taxes, dues and other amounts charged in respect of that Ship, its Earnings or its Insurances; and

(iii)	all other outgoings whatsoever in respect of that Ship, its Earnings or its Insurances.

(b)	Each Borrower shall, immediately upon receiving notice of the arrest of the Ship owned by it or of its detention in exercise or purported exercise of any lien or claim, take all steps necessary to procure its release by providing bail or otherwise as the circumstances may require.

24.10	Compliance with laws etc.

Each Borrower shall:

(a)	comply, or procure compliance with all laws or regulations:

(i)	relating to its business generally; and

(ii)	relating to the Ship owned by it, its ownership, employment, operation, management and registration,

including, but not limited to, the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and the laws of the Approved Flag;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals; and

(c)	without limiting paragraph (a) above, not employ the Ship owned by it nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and Sanctions (or which would be contrary to Sanctions if Sanctions were binding on each Transaction Obligor or each Approved Manager).

24.11	ISPS Code

Without limiting paragraph (a) of Clause 24.10 (Compliance with laws etc.), each Borrower shall:

(a)	procure that the Ship owned by it and the company responsible for that Ship's compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain an ISSC for that Ship; and

(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

24.12	Sanctions and Ship trading

Without limiting Clause 24.10 (Compliance with laws etc.), each Borrower shall procure:

(a)	that the Ship owned by it shall not be used by or for the benefit of a Prohibited Person;

(b)	that the Ship owned by it shall not be used in trading in any manner contrary to Sanctions (including without limitation, entering or trading in a zone situated within a country, area or region that is subject to Sanctions) (or which could be contrary to Sanctions if Sanctions were binding on each Transaction Obligor or each Approved Manager) Provided that if an Emergency Event occurs and for so long as that Emergency Event continues, the relevant Ship may enter into such a zone, area or region that is subject to Sanctions only for the purpose of avoiding or dealing with such Emergency Event Provided further that the Obligors shall use best endeavours to ensure that the entry of the Ship into such zone, area or region shall not affect the validity of the obligatory insurances and such entry into such zone, area or region shall be promptly notified to the Ship's insurers, as may be required, and the Lender and shall further provide the Lender with any information which it requests. For the avoidance of doubt, such Ship, for so long as it remains at that zone or area, shall not, in any way, trade within that country, area or region which is subject to Sanctions;

(c)	and the Borrower owning that Ship shall ensure that the Ship departs such zone or area immediately after the Emergency Event is no longer relevant to the Ship;

(d)	that such Ship shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances; and

(e)	(and for the purposes of this sub-paragraph each Borrower shall use its best endeavours to procure) that each charterparty in respect of that Ship shall contain, for the benefit of that Borrower, language which gives effect to the provisions of paragraph (c) of Clause 24.10 (Compliance with laws etc.) as regards Sanctions and of this Clause 24.12 (Sanctions and Ship trading) and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions (or which would result in a breach of Sanctions, if Sanctions were binding on each Transaction Obligor or each Approved Manager).

24.13	Trading in war zones or excluded areas

In the event of hostilities in any part of the world (whether war is declared or not), no Borrower shall cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship's war risks insurers or which is otherwise excluded from the scope of the obligatory insurances unless:

(a)	the prior written consent of the underwriters of that Ship has been given; and

(b)	that Borrower has (at its expense) effected any special, additional or modified insurance cover (to the extent not covered by such Ship's war risks insurances) which the underwriters of that Ship may require.

24.14	Provision of information

Without prejudice to Clause 20.4 (Information: miscellaneous) each Borrower shall, in respect of the Ship owned by it, promptly provide the Lender with any information which it requests regarding:

(a)	that Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to its master and crew;

(c)	any expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made by it in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, each Approved Manager's compliance and the compliance of that Ship with the ISM Code and the ISPS Code,

and, upon the Lender's request, promptly provide copies of any current Charter relating to that Ship, of any current guarantee of any such Charter, the Ship's Safety Management Certificate and any relevant Document of Compliance.

24.15	Notification of certain events

Each Borrower shall, in respect of the Ship owned by it, immediately and, in the case of paragraph (a) below, once the Borrowers become aware of such casualty, notify the Lender by fax, confirmed forthwith by letter, of:

(a)	any casualty to that Ship which is or is reasonably likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which that Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requisition of that Ship for hire;

(d)	any overdue requirement or recommendation made in relation to that Ship by any insurer or classification society or by any competent authority;

(e)	any arrest or detention of that Ship, other than a detention which does not exceed one day, or any exercise or purported exercise of any lien on that Ship or its Earnings;

(f)	any intended dry docking of that Ship (for the purpose or reason of, including but not limited to, being traded in spot and off hire);

(g)	any Environmental Claim made against that Borrower or in connection with that Ship, or any Environmental Incident;

(h)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, an Approved Manager or otherwise in connection with that Ship;

(i)	if the Ship owned by it (i) enters into a Permitted Charter for spot trading or (ii) is off hire, in each case, for a duration of more than 30 consecutive days at any relevant time during the Security Period;

(j)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with; or

(k)	and each Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require as to that Borrower's, any such Approved Manager's or any other person's response to any of those events or matters.

24.16	Restrictions on chartering, appointment of managers etc.

No Borrower shall, in relation to the Ship owned by it:

(a)	let that Ship:

(i)	on demise charter for any period; or

(ii)	on spot charter or off-hire for a period of more than 90 consecutive days at any relevant time during the Security Period;

(b)	enter into any time, voyage or consecutive voyage charter in respect of that Ship other than a Permitted Charter;

(c)	materially amend, supplement or terminate a Management Agreement (material amendments shall include, without limitation, any amendments to the management fees resulting in an increase to such fees in excess of 5% per annum, duration of the management agreement or terms permitting the termination of such Management Agreement);

(d)	appoint a manager of that Ship other than the Approved Commercial Manager and the Approved Technical Manager or agree to any alteration to the terms of an Approved Manager's appointment;

(e)	de activate or lay up that Ship; or

(f)	put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $600,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

24.17	Notice of Mortgage

Each Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first preferred mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the master's cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Lender.

24.18	Sharing of Earnings

No Borrower shall enter into any agreement or arrangement for the sharing of any Earnings other than for the purposes of this Agreement.

24.19	Charterparty Assignment

If a Borrower enters into any Assignable Charter, that Borrower shall promptly after the date of entry into of such Assignable Charter:

(a)	if such Assignable Charter is a time charterparty, enter into a Charterparty Assignment and the assignment contemplated thereunder shall be notified to the relevant charterer and any charter guarantor, and the relevant Borrower shall use its best efforts to procure that such charterer and such charter guarantor acknowledges such assignment in accordance with the terms of such Charterparty Assignment; and

(b)	if such Assignable Charter is a bareboat charter, enter into a Charterparty Assignment and the assignment contemplated thereunder shall be notified to the relevant charterer and any charter guarantor, and the relevant Borrower shall use its best efforts to procure that the relevant charterer or any charter guarantor acknowledges such assignment in accordance with the terms of such Charterparty Assignment, and the relevant Borrower shall procure that the relevant charterer executes in favour of the Lender an assignment of (inter alia) all its rights, title and interest in and to the Insurances in respect of the Ship effected either by that Borrower or by the relevant charterer and a customary letter of undertaking in favour of the Lender whereby (inter alia) the interests of that charterer under the Charter are subordinated to the interests of the Lender under the Finance Documents, and shall additionally deliver to the Lender such other documents equivalent to those referred to at paragraphs 1.1, 1.2, 1.3, 1.4, 4, 5.2 and 5.3 of Part A and paragraph 2.5 of Part B of Schedule 2 (Conditions Precedent) as the Lender may require from that Borrower in connection with such Charterparty Assignment.

24.20	Additional Charter Undertaking

Each Borrower shall procure that the Ship owned by it is subject to a Permitted Charter with fixed duration of at least 1 month (excluding any optional extensions).

24.21	Notification of compliance

Each Borrower shall promptly provide the Lender, upon the Lender's written request, from time to time with evidence (in such form as the Lender requires) that it is complying with this Clause 24 (Ship Undertakings).

25	Security Cover

25.1	Minimum required security cover

Clause 25.2 (Provision of additional security; prepayment) applies if the Lender notifies the Borrowers that the Security Cover Ratio is below the applicable Required Security Cover Ratio.

25.2	Provision of additional security; prepayment

(a)	If the Lender serves a notice on the Borrowers under Clause 25.1 (Minimum required security cover), the Borrowers shall, on or before the date falling one Month after the date (the "Prepayment Date") on which the Lender's notice is served, prepay such part of the Loan as shall eliminate the shortfall.

(b)	The Borrowers may, instead of making a prepayment as described in paragraph (a) above, provide, or ensure that a third party has provided, additional security which, in the opinion of the Lender:

(i)	has a net realisable value at least equal to the shortfall; and

(ii)	is documented in such terms as the Lender may approve or require,

before the Prepayment Date; and conditional upon such security being provided in such manner, it shall satisfy such prepayment obligation.

25.3	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 25.2 (Provision of additional security; prepayment) and which consists of Security over a vessel shall be the Market Value of the vessel concerned.

25.4	Valuations binding

Any valuation under this Clause 25 (Security Cover) shall be binding and conclusive as regards each Borrower.

25.5	Provision of information

(a)	Each Borrower shall promptly provide the Lender and any Approved Valuer acting under this Clause 25 (Security Cover) with any information which the Lender or the Approved Valuer may request for the purposes of the valuation.

(b)	If a Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Valuer or the Lender considers prudent.

25.6	Prepayment mechanism

Any prepayment pursuant to Clause 25.2 (Provision of additional security; prepayment) shall be made in accordance with the relevant provisions of Clause 7 (Prepayment and Cancellation) and shall be treated as a voluntary prepayment pursuant to Clause 7.4 (Voluntary prepayment of Loan).

25.7	Provision of valuations

(a)	The Lender shall obtain two or, if the higher of the two valuations shows a value that is 15 per cent. higher than the lower of the two valuations, three valuations of each Ship and any other vessel over which additional Security has been created in accordance with Clause 25.2 (Provision of additional security; prepayment), each from:

(i)	an Approved Valuer one selected by the Lender and one by the Borrowers; and

(ii)	where an Approved Valuer has failed to provide any such valuation within reasonable amount of time, any other Approved Valuer, failing which, any other firm or firms of independent sale and purchase shipbrokers mutually agreed between the Borrowers and the Lender, to enable the Lender to determine the Market Value of that Ship or any other vessel (over which additional Security has been created pursuant to Clause 25.2 (Provision of additional security; prepayment)).

(b)	The valuations referred to in this Clause 25.7 (Provision of valuations) are to be obtained at any time requested by the Lender but not more than once per each calendar year provided that if an Event of Default occurs which is continuing, the Lender may request such valuations at any time in its absolute discretion.

(c)	Without prejudice to the generality of the obligations of the Obligors under Clause 16 (Costs and Expenses), the amount of the fees and expenses of the Approved Valuers or experts instructed by the Lender under paragraph (b) of this Clause 25.7 (Provision of valuations), shall be paid, or reimbursed to the Lender, by the Borrowers on demand (provided that the Borrowers shall not be liable for the amount of fees and expenses of the Approved Valuers or experts more than once in each calendar year provided no Event of Default has occurred which is continuing in which case such valuations shall be at Borrowers' cost).

26	Accounts and application of Earnings

26.1	Accounts

No Borrower may, without the prior consent of the Lender, maintain any bank account other than its Earnings Account.

26.2	Payment of Earnings

Each Borrower shall ensure that,

(a)	subject only to the provisions of the General Assignment to which it is a party, all the Earnings in respect of the Ship owned by it are paid in to its Earnings Account;

(b)	Subject to no Event of Default having occurred and being continuing, all amounts standing to the credit of the Earning Accounts shall be applied (or, as the context may require in respect of items (ii) and (iii), available for application) as follows:

(i)	first, in or towards payment of any amounts then due and payable under this Agreement, except for principal and interest;

(ii)	secondly, on the last day of each Interest Period, the amount of interest then due on that date;

(iii)	thirdly, on each Repayment Date, the amount of the Repayment Instalment then due on the Repayment Date;

(iv)	fourthly, in or towards payment of the costs and expenses of insuring, repairing, operating and maintaining a Ship; and

(v)	fifthly, any surplus shall be freely available to the relevant Borrower subject to the provisions of Clause 22.19 (Dividends).

26.3	Location of Accounts

Each Borrower shall promptly:

(a)	comply with any requirement of the Lender as to the location or relocation of its Earnings Account; and

(b)	execute any documents which the Lender specifies to create or maintain in favour of the Lender Security over (and/or rights of set-off, consolidation or other rights in relation to) its Earnings Accounts.

27	Events of Default

27.1	General

Each of the events or circumstances set out in this Clause 27 (Events of Default) is an Event of Default except for Clause 27.18 (Acceleration) and Clause 27.20 (Enforcement of security).

27.2	Non-payment

A Transaction Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by an administrative or technical error or a Disruption Event, but the payment is made within 3 Business Days of its due date or, if earlier, the date when the Disruption Event ceased to be continuing or the error was rectified.

27.3	Specific obligations

A breach occurs of Clause 4.4 (Waiver of conditions precedent), Clause 20 (Financial Covenants), Clause 22.6 (Anti-corruption law), Clause 22.11 (Title), Clause 22.12 (Negative pledge), Clause 22.21 (No substantial liabilities), Clause 22.22 (Unlawfulness, invalidity and ranking; Security imperilled), Clause 23.2 (Maintenance of obligatory insurances), Clause 23.3 (Terms of obligatory insurances), Clause 23.5 (Renewal of obligatory insurances) or, save to the extent such breach is a failure to pay and therefore subject to Clause 27.2 (Non-payment), Clause 25 (Security Cover).

27.4	Other obligations

A Transaction Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 27.2 (Non-payment) and Clause 27.3 (Specific obligations)) or, in the case of an Approved Manager, with any provision of the Finance Documents to which it is party.

27.5	Misrepresentation

Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents (or in the case of an Approved Manager in the Finance Documents to which it is a party)or any other document delivered by or on behalf of any Transaction Obligor or any Approved Manager under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made unless such misrepresentation or statement is, or is deemed to have been, unintentionally made and is rectified within 5 Business Days of the making of such representation or statement.

27.6	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Obligors is cancelled or suspended by a creditor of a Obligor (or any of them) as a result of an event of default (however described) unless, in the case of the Parent Guarantor, the Lender is satisfied, in its sole discretion, that such cancellation or suspension will not have any negative impact on the ability of the Parent Guarantor to satisfy its debts as they fall due.

(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 27.6 (Cross Default) in respect of a person other than a Borrower if the aggregate amount of Financial Indebtedness falling within paragraphs (a) to (d) above, is less than $5,000,000 (or its equivalent in any other currency).

27.7	Insolvency

(a)	A Transaction Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law; or

(iii)	suspends or threatens to suspend making payments on any of its debts.

Provided however that should a Transaction Obligor, for any reason, including without limitation, any actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (including the Lender in its capacity as such), with prior written notice to the Lender, with a view to rescheduling, deferring, re-organizing or suspending any of its indebtedness, the negotiations themselves or the entering, as a result of such negotiations, into any agreement or contract with one or more of its creditors (including the Lender) no Event of Default will be deemed to have occurred or be continuing under the provisions of this Agreement.

(b)	A moratorium is declared (and, if applicable, registered with appropriate authorities) in respect of any indebtedness of any Transaction Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

27.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other similar legal procedure or similar legal step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Transaction Obligor;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Transaction Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of any Transaction Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

27.9	Creditors' process

Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of a Transaction Obligor (other than an arrest or detention of a Ship referred to in Clause 27.13 (Arrest) and is not discharged within 25 days (or such longer period the Lender may reasonably agree to)).

27.10	Unlawfulness, invalidity and ranking

(a)	It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents (or, in the case of any Approved Manager, under the Finance Documents to which it is party).

(b)	Any obligation of a Transaction Obligor under the Finance Documents is not or ceases to be legal, valid, binding or enforceable (or, in the case of any Approved Manager, under the Finance Documents to which it is party).

(c)	Any Finance Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Transaction Security is alleged by a party to it (other than the Lender) to be ineffective.

(d)	Any Transaction Security proves to have ranked after, or loses its priority to, any other Security.

27.11	Security imperilled

Any Security created or intended to be created by a Finance Document is in any way imperilled or in jeopardy.

27.12	Cessation of business

(a)	Any Transaction Obligor or any Approved Manager suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business and in the case of an Approved Manager or a Transaction Obligor other than an Obligor such cessation is reasonably likely to have has a Material Adverse Effect.

(b)	No Event of Default will be triggered under this Clause 27.12 (Cessation of business), if any such suspension or cessation occurs in relation to an Approved Manager and the Obligors procure that within 14 days of such suspension or cessation:

(i)	a replacement Approved Manager acceptable to the Lender is appointed in relation to the commercial or, as the case may be, the technical management in relation to each Ship; and

(ii)	the replacement Approved Manager has granted, upon the Lender's request, a Manager's Undertaking in favour of the Lender in respect of each Ship and such other documents equivalent to those referred to at paragraphs 1.1, 1.2, 1.3, 1.4, 4, 5.2 and 5.3 of Part A and paragraph 2.3 of Part B of Schedule 2 (Conditions Precedent) as the Lender may require from that Approved Manager in connection with each Ship.

27.13	Arrest

Any arrest of a Ship or its detention in the exercise or the purported exercise of any lien or claim unless it is redelivered to the full control of the relevant Borrower within 30 days of such arrest or detention (or, at the Borrower's request, any such longer period that the Lender may consent to).

27.14	Expropriation

(a)	The authority or ability of any Transaction Obligor or an Approved Manager to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Transaction Obligor or any Approved Manager or any of its assets other than:

(i)	an arrest or detention of a Ship referred to in Clause 27.13 (Arrest); or

(ii)	any Requisition.

(b)	No Event of Default will be triggered under this Clause 27.14 (Expropriation), if any such seizure, expropriation, nationalisation, intervention, restriction or other action occurs in relation to an Approved Manager and the Obligors procure that within 14 days of such seizure, expropriation, nationalisation, intervention, restriction or other action:

(i)	a replacement Approved Manager acceptable to the Lender is appointed in relation to the commercial or, as the case may be, the technical management in relation to each Ship; and

(ii)	the replacement Approved Manager has granted, upon the Lender's request, a Manager's Undertaking in favour of the Lender in respect of each Ship and such other documents equivalent to those referred to at paragraphs 1.1, 1.2, 1.3, 1.4, 4, 5.2 and 5.3 of Part A and paragraph 2.3 of Part B of Schedule 2 (Conditions Precedent) as the Lender may require from that Approved Manager in connection with each Ship.

27.15	Repudiation and rescission of agreements

A Transaction Obligor or any Approved Manager rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document (other than an Assignable Charter) to which it is a party or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document (other than an Assignable Charter) or any Transaction Security.

27.16	Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to any of the Transaction Documents or the transactions contemplated in any of the Transaction Documents which has a Material Adverse Effect.

27.17	Material adverse change

Any event or circumstance occurs which has a Material Adverse Effect.

27.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrowers:

(a)	cancel the Commitment, whereupon it shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender; and/or and the Lender may serve notices under sub-paragraph (a), (b) and (c) above simultaneously or on different dates and the Lender may take any action referred to in Clause 27.20 (Enforcement of security) if no such notice is served or simultaneously with or at any time after the service of any of such notice.

27.19	Financial Statements

The financial statements delivered to the Lender pursuant to Clause 20.2 (Financial statements) are materially qualified in the reasonable opinion of both the Lender and the Parent Guarantor's auditors.

27.20	Enforcement of security

On and at any time after the occurrence of an Event of Default the Lender may, take any action which, as a result of the Event of Default or any notice served under Clause 27.18 (Acceleration), the Lender is entitled to take under any Finance Document or any applicable law or regulation.

Section 9

Changes to Parties

28	Changes to the Lender

28.1	Assignment by the Lender

Subject to this Clause 28 (Changes to the Lender), the Lender (the "Existing Lender") may assign any of its rights and obligations under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

28.2	Conditions of assignment

(a)	The written consent of the Borrowers is required for an assignment by the Existing Lender, unless the assignment is:

(i)	to an Affiliate of the Existing Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund; or

(iii)	made at a time when an Event of Default is continuing.

(b)	The written consent of the Borrowers to an assignment must not be unreasonably withheld or delayed. The Borrowers will be deemed to have given their consent five Business Days after the Lender has requested it unless consent is expressly refused by the Borrowers within that time.

(c)	If:

(i)	the Existing Lender assigns any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment or change occurs, a Transaction Obligor would be obliged to make a payment to the New Lender or the Existing Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or under that clause as incorporated by reference or in full in any other Finance Document or Clause 13 (Increased Costs), then the New Lender or the Existing Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender, would have been if the assignment, or change had not occurred.

28.3	Security over Lender's rights

In addition to the other rights provided to the Lender under this Clause 28 (Changes to the Lender), the Lender may without consulting with or obtaining consent from any Transaction Obligor or any Approved Manager, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	if the Lender is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by a Transaction Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

29	Changes to the Transaction Obligors

29.1	Assignment or transfer by Transaction Obligors

No Transaction Obligor nor any Approved Manager may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

29.2	Additional Subordinated Creditors

(a)	The Borrower may request that any person becomes a Subordinated Creditor, with the prior approval of the Lender, by delivering to the Lender:

(i)	a duly executed Subordination Agreement;

(ii)	a duly executed Subordinated Debt Security; and

(iii)	such constitutional documents, corporate authorisations and other documents and matters as the Lender may reasonably require, in form and substance satisfactory to the Lender, to verify that the person's obligations are legally binding, valid and enforceable and to satisfy any applicable legal and regulatory requirements.

(iv)	A person referred to in paragraph (a) above will become a Subordinated Creditor on the date the Lender enters into the Subordination Agreement and the Subordinated Debt Security delivered under paragraph (a) above.

Section 10

Administration

30	Payment Mechanics

30.1	Payments to the Lender

(a)	On each date on which a Transaction Obligor or a Lender is required to make a payment under a Finance Document, that Transaction Obligor or Lender shall make an amount equal to such payment available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Lender) and with such bank as the Lender, in each case, specifies.

30.2	Application of receipts; partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by a Transaction Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Transaction Obligor under the Finance Documents in any manner it may decide.

(b)	Paragraphs (a) above will override any appropriation made by a Transaction Obligor.

30.3	No set-off by Transaction Obligors

All payments to be made by a Transaction Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.4	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.5	Currency of account

(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

30.6	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrowers); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.7	Currency Conversion

The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

30.8	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by a Borrower that a Disruption Event has occurred:

(a)	the Lender may, and shall if requested to do so by a Borrower, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)	the Lender shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	any such changes agreed upon by the Lender and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties and any Transaction Obligors as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents;

(d)	the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.8 (Disruption to Payment Systems etc.); and

31	Set-Off

The Lender may set off any matured obligation due from a Transaction Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Transaction Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32	Conduct of Business by the Lender

No provision if this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit:

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computation in respect of Tax.

33	Notices

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are:

(a)	in the case of the Borrowers, that specified in Schedule 1 (The Parties);

(b)	in the case of any other Obligor or the Lender, that specified in Schedule 1 (The Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Lender on or before the date on which it becomes a Party;

or any substitute address, fax number or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days' notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer of the Lender specified in Schedule 1 (The Parties) (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to any of the Transaction Obligors.

(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 33.4 (Electronic communication).

33.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation prepared by a translator approved by the Lender and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34	Calculations and Certificates

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender or any Receiver or Delegate (as applicable), any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender or any Receiver or Delegate (as applicable) shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37	Settlement or Discharge Conditional

Any settlement or discharge under any Finance Document between the Lender and any Transaction Obligor or any Approved Manager shall be conditional upon no security or payment to the Lender by any Transaction Obligor or any Approved Manager or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

38	Irrevocable Payment

If the Lender considers that an amount paid or discharged by, or on behalf of, a Transaction Obligor or any Approved Manager or by any other person in purported payment or discharge of an obligation of that Transaction Obligor or that Approved Manager to the Lender under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Transaction Obligor or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.

39	Confidential Information

39.1	Confidentiality

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

The Lender may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, insurers, insurance advisors, insurance brokers, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns (or may potentially assign) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.3 (Security over Lender's rights);

(viii)	who is a Party, a member of the Group or any related entity of a Transaction Obligor;

(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or

(x)	with the consent of the Parent Guarantor:

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)	in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to sub-paragraphs (v), (vi) and (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

(c)	to any person appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/ Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the Lender;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Entire agreement

This Clause 39 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.4	Inside information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

39.5	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39 (Confidential Information).

39.6	Continuing obligations

The obligations in this Clause 39 (Confidential Information) are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitment have been cancelled or otherwise cease to be available; and

(b)	the date on which the Lender otherwise ceases to be the Lender.

40	Confidentiality of Funding Rates

40.1	Confidentiality and disclosure

(a)	The Lender agrees to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraph (b) below.

(b)	The Lender may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives, if any person to whom that Funding Rate is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the Lender.

40.2	Related obligations

(a)	The Lender and each Obligor acknowledge that each Funding Rate is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Lender and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of paragraph (b) of Clause 40.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 40 (Confidentiality of Funding Rates).

40.3	No Event of Default

No Event of Default will occur under Clause 27.4 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 40 (Confidentiality of Funding Rates).

41	Amendments

Without prejudice to the generality of clause 17.4 (Waiver of defences) each Obligor acknowledges that it intends that any guarantee contained in this Agreement or any other Finance Document and any Security created by any Finance Document shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

42	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 11

Governing Law and Enforcement

43	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

44	Enforcement

44.1	Arbitration

(a)	Any dispute arising out of and/or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement and/or any non-contractual obligation arising out of and/or in connection with this Agreement (a "Dispute"), shall be referred to and finally resolved by arbitration. Any such arbitration shall be conducted in accordance with English law (inclusive, for the avoidance of doubt, of the provisions of the Arbitration Act 1996 or any statutory modification or re-enactment thereof) and under the terms of the London Maritime Arbitrators Association (the "LMAA Terms") current at the time when the arbitration proceedings are commenced. The LMAA Terms are deemed to have been incorporated by reference in this Clause 44.1(Arbitration).

(b)	The seat of the arbitration shall be London. The Tribunal shall consist of three arbitrator(s).

(c)	The language of the arbitration shall be English.

(d)	The Borrowers irrevocably admit to the jurisdiction of an Arbitral Tribunal constituted in accordance with this Clause 44.1 (Arbitration) and any award published by such a Tribunal shall be final and unappealable save for appeals on the grounds of serious irregularity and, for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction.

(e)	At any time before the Borrowers (or any of them) have appointed their arbitrator, the Lender may choose to submit a Dispute to any court of competent jurisdiction by giving written notice to the Borrowers (or any of them). If, by the time that the Lender serves such notice, a Borrower has already sought to refer that Dispute to arbitration by serving a notice upon the Lender requiring the Lender to appoint an arbitrator in accordance with this Clause 44.1 (Arbitration) above, that Borrower shall withdraw that notice promptly upon receipt of the Lender's notice choosing to submit that Dispute to a court of competent jurisdiction.

(f)	For this purpose, the Borrowers and the Lender hereby irrevocably: (i) submit to the non-exclusive jurisdiction of the High Court of Justice in England to settle any Dispute, (ii) accept that the High Court of Justice in England is an appropriate convenient forum in which to settle any Disputes and agree not to argue to the contrary.

44.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Saville & Co. at its registered office for the time being, presently at One Carey Lane, London EC2V 8AE, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowers (on behalf of all the Obligors) must immediately (and in any event within 5 Business Days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Parties

Part A

The Obligors

Name of Borrower	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication
ATHENA MARINE LLC	Marshall Islands	961764	c/o the Approved Technical Manager 3-5 Menandrou Street 145 61 Kifissia Greece Fax: +30 210 80 84 224 email: legalconfidential@technomar.gr
APHRODITE MARINE LLC	Marshall Islands	961769	c/o the Approved Technical Manager 3-5 Menandrou Street 145 61 Kifissia Greece Fax: +30 210 80 84 224 email: legalconfidential@technomar.gr
ARIS MARINE LLC	Marshall Islands	961770	c/o the Approved Technical Manager 3-5 Menandrou Street 145 61 Kifissia Greece Fax: +30 210 80 84 224 email: legalconfidential@technomar.gr
Name of Parent Guarantor	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication
GLOBAL SHIP LEASE, INC.	Marshall Islands	28891	c/o the Approved Technical Manager 3-5 Menandrou Street 145 61 Kifissia Greece Fax: +30 210 80 84 224 email: legalconfidential@technomar.gr

Part B

The Original Lender

Name of Original Lender	Commitment	Address for Communication
CHAILEASE INTERNATIONAL FINANCIAL SERVICES PTE. LTD	$9,000,000

8F, No. 362

Ruiguang Rd.

Neihu District

Taipei

Taiwan 11492

Fax Number: +886-2-8752-6285

Attention: Richard Liao / Ted Chen / Jane Lee

E-mail: richardliao@chailease.com.tw /

TeddChen@chailease.com.tw /

JaneLee@chailease.com.tw

Telephone Number: +886-2-8752-6388

(Extension Numbers: 72279 / 72263 / 72268)

Schedule 2

Conditions Precedent

Part A

Conditions Precedent to The Utilisation Request

1	Obligors

1.1	A copy of the constitutional documents of each Transaction Obligor and each Approved Manager.

1.2	A copy of a resolution of the board of directors or, as the case may be, the members of each Transaction Obligor and each Approved Manager:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request and each Selection Notice) to be signed and/or despatched by it under, or in connection with, the Finance Documents to which it is a party.

1.3	An original of the power of attorney of any Transaction Obligor and any Approved Manager authorising a specified person or persons to execute the Finance Documents to which it is a party.

1.4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.5	A certificate of each Transaction Obligor and each Approved Manager that is incorporated outside the UK (signed by a director, officer or member, as applicable) certifying either that (i) it has not delivered particulars of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or (ii) it has a UK Establishment and specifying the name and registered number under which it is registered with the Registrar of Companies.

1.6	A certificate of an authorised signatory of the relevant Transaction Obligor and the relevant Approved Manager certifying that each copy document relating to it specified in this Part A of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2	Finance Documents

2.1	If applicable, any subordination agreement in relation to any Permitted Inter-Company Loans.

2.2	A duly executed original of any Finance Document not otherwise referred to in this Schedule 2 (Conditions Precedent).

2.3	A duly executed original of any other document required to be delivered by each Finance Document if not otherwise referred to this Schedule 2 (Conditions Precedent).

2.4	If applicable, a duly executed original of a Subordinated Finance Document.

3	Security

3.1	A duly executed original of the Account Security in relation to each Earnings Account and of the LLC Interests Security in respect of each Borrower (and of each document to be delivered under each of them).

3.2	If applicable, a duly executed original of the Subordinated Debt Security.

4	Legal opinions

4.1	A legal opinion of Watson Farley & Williams legal advisers to the Lender in England, substantially in the form obtained by the Lender before signing this Agreement.

4.2	If a Transaction Obligor or an Approved Manager is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in the relevant jurisdiction, substantially in the form distributed to the Lender before signing this Agreement.

5	Other documents and evidence

5.1	Evidence that any process agent referred to in Clause 44.2 (Service of process), if not an Obligor, has accepted its appointment.

5.2	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.

5.3	The Original Financial Statements.

5.4	The original of any mandates or other documents required in connection with opening or operation of the Earnings Accounts.

5.5	Such evidence as the Lender may require for it to be able to satisfy each of its "know your customer" or similar identification procedures in relation to the transactions contemplated by the Finance Documents.

5.6	Evidence satisfactory to the Lender that the Minimum Liquidity Amount has been deposited to the Minimum Liquidity Account.

Part B

Conditions Precedent to Utilisation

1	Borrowers

A certificate of an authorised signatory of the Borrowers certifying that each copy document which it is required to provide under this Part B of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at the Utilisation Date.

2	Ship and other security

2.1	A duly executed original of the Mortgage, any Deed of Covenant, the General Assignment and any Charterparty Assignment in respect of each Ship and of each document to be delivered under or pursuant to each of them together with documentary evidence that the respective Mortgage in respect of each Ship has been duly registered as a valid first preferred or, as the case may be, priority mortgage in accordance with the laws of the jurisdiction of its Approved Flag.

2.2	Documentary evidence that each Ship:

(a)	is definitively and permanently registered in the name of the Borrower owning that Ship under the Approved Flag applicable to that Ship;

(b)	is in the absolute and unencumbered ownership of the Borrower owning that Ship save as contemplated by the Finance Documents;

(c)	maintains the Approved Classification with the Approved Classification Society free of all overdue recommendations and conditions of the Approved Classification Society; and

(d)	is insured in accordance with the provisions of this Agreement and all requirements in this Agreement in respect of insurances have been complied with;

2.3	Documents establishing that each Ship is, as from the Utilisation Date, managed commercially by its Approved Commercial Manager and managed technically by its Approved Technical Manager on terms acceptable to the Lender, together with:

(a)	a Manager's Undertaking for each of the Approved Technical Manager and the Approved Commercial Manager of that Ship; and

(b)	copies of the Approved Technical Manager's Document of Compliance and of the Ships' Safety Management Certificate (together with any other details of the applicable Safety Management System which the Lender requires) and of any other documents required under the ISM Code and the ISPS Code in relation to that Ship including without limitation an ISSC.

3	Legal opinions

Legal opinions of the legal advisers to the Lender in the jurisdiction of the Approved Flag of the Ships and such other relevant jurisdictions as the Lender may require.

4	Other documents and evidence

4.1	Evidence that any process agent referred to in Clause 44.2 (Service of process) has accepted its appointment.

4.2	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date (or within a reasonable time thereafter subject to Lender's prior consent).

Schedule 3

Requests

Part A

Utilisation Request

From:	ATHENA MARINE LLC

APHRODITE MARINE LLC

ARIS MARINE LLC

Trust Company Complex

Ajeltake Road, Ajeltake Island

Majuro, MH96960

Marshall Islands

as joint and several Borrowers

To:	CHAILEASE INTERNATIONAL FINANCIAL SERVICES PTE LTD

8F, No. 362

Ruiguang Rd.

Neihu District

Taipei

Taiwan 11492

as Lender

Dated: [●] 2020

Dear Sirs

ATHENA MARINE LLC, APHRODITE MARINE LLC and ARIS MARINE LLC – US$9,000,000 Facility Agreement dated [●] 2020 (the "Agreement")

1	We refer to the Agreement. This is the Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Amount:	[●] or, if less, the Available Facility

Interest Period for the Advance:	[●]

3	We confirm that each condition specified in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) of the Agreement as they relate to the Advance is satisfied on the date of this Utilisation Request.

4	The net proceeds of the Advance should be credited to [account].

5	This Utilisation Request is irrevocable.

Yours faithfully

____________________

[●]
authorised signatory for

ATHENA MARINE LLC

____________________

[●]
authorised signatory for

APHRODITE MARINE LLC

____________________

[●]
authorised signatory for

ARIS MARINE LLC

Part B

Selection Notice

From:	ATHENA MARINE LLC

APHRODITE MARINE LLC

ARIS MARINE LLC

Trust Company Complex

Ajeltake Road, Ajeltake Island

Majuro, MH96960

Marshall Islands

as joint and several Borrowers

To:	CHAILEASE INTERNATIONAL FINANCIAL SERVICES PTE LTD

8F, No. 362

Ruiguang Rd.

Neihu District

Taipei

Taiwan 11492

as Lender

Dated: [●] 2020

Dear Sirs

ATHENA MARINE LLC, APHRODITE MARINE LLC and ARIS MARINE LLC – US9,000,000 Facility Agreement dated [●] 2020 (the "Agreement")

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

6	We request [that the next Interest Period for the Loan be [●]] OR [an Interest Period for a part of the Loan in an amount equal to [●] (which is the amount of the Repayment Instalment next due) ending on [●] (which is the Repayment Date relating to that Repayment Instalment) and that the Interest Period for the remaining part of the Loan shall be [●].

7	This Selection Notice is irrevocable.

Yours faithfully

____________________

[●]
authorised signatory for

ATHENA MARINE LLC

____________________

[●]
authorised signatory for

APHRODITE MARINE LLC

____________________

[●]
authorised signatory for

ARIS MARINE LLC

Schedule 4

Details of the Ships

Ship name	Name of the Borrower	IMO No.	Type	GRT	NRT	Approved Flag	Approved Classification Society	Approved Classification	Approved Commercial Manager	Approved Technical Manager
NEWYORKER	ATHENA MARINE LLC	9209104	Container Ship	25294	13280	Panama	RINA	C X container ship; unrestricted navigation X aut-ums; ice; inwatersurvey; mon-shaft	Conchart Commercial Inc. of the Marshall Islands	Technomar Shipping Inc. of Liberia
NIKOLAS	APHRODITE MARINE LLC	9203526	Container Ship	25294	13280	Panama	RINA	C X container ship; unrestricted navigation X aut-ums; ice; inwatersurvey; mon-shaft	Conchart Commercial Inc. of the Marshall Islands	Technomar Shipping Inc. of Liberia
MAIRA	ARIS MARINE LLC	9203502	Container Ship	25294	13280	Panama	RINA	C X container ship; unrestricted navigation X aut-ums; ice; inwatersurvey; LSF n=0,1%; mon-shaft	Conchart Commercial Inc. of the Marshall Islands	Technomar Shipping Inc. of Liberia

Schedule 5

Timetables

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of the Utilisation Request)) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	Five Business Days (or any shorter period as the Lender may agree at the Borrowers' request) before the intended Utilisation Date (Clause 5.1 (Delivery of a Utilisation Request)) or the expiry of the preceding Interest Period (Clause 9.1 (Selection of Interest Periods))
LIBOR is fixed	Quotation Day as of 11:00 am London time

Execution Pages

BORROWERS

SIGNED by Aikaterini Emmanouil	)
duly authorised as attorney-in-fact	)
for and on behalf of	) /s/ Aikaterini Emmanouil
ATHENA MARINE LLC

)
in the presence of:	)

Witness' signature:		) /s/ Eleni Antonakou
Witness' name:	Eleni Antonakou)
Witness' address:	Attorney-at-law)
Watson Farley & Williams
348 Syngrou Avenue
176 74 Kallithea
Athens, Greece

SIGNED by Aikaterini Emmanouil	)
duly authorised as attorney-in-fact	)
for and on behalf of	) /s/ Aikaterini Emmanouil
APHRODITE MARINE LLC	)
)
in the presence of:	)

Witness' signature:		) /s/ Eleni Antonakou
Witness' name:	Eleni Antonakou	)
Witness' address:	Attorney-at-law	)
Watson Farley & Williams
348 Syngrou Avenue
176 74 Kallithea
Athens, Greece

SIGNED by Aikaterini Emmanouil	)
duly authorised as attorney-in-fact	)
for and on behalf of	)
ARIS MARINE LLC	) /s/ Aikaterini Emmanouil
in the presence of:	)

Witness' signature:		) /s/ Eleni Antonakou
Witness' name:	Eleni Antonakou	)
Witness' address:	Attorney-at-law	)
Watson Farley & Williams
348 Syngrou Avenue
176 74 Kallithea
Athens, Greece

PARENT GUARANTOR

	SIGNED by Aikaterini Emmanouil	)
	duly authorised as attorney-in-fact	)
	for and on behalf of	)
	GLOBAL SHIP LEASE, INC.	) /s/ Aikaterini Emmanouil
	in the presence of:	)

Witness' signature:		) /s/ Eleni Antonakou
Witness' name:	Eleni Antonakou	)
Witness' address:	Attorney-at-law	)
Watson Farley & Williams
348 Syngrou Avenue
176 74 Kallithea
Athens, Greece

LENDER

	SIGNED by LIU, MING-CHANG	)
	duly authorised as attorney-in-fact	)
	for and on behalf of	) /s/ Liu, Ming-Chang
	CHAILEASE INTERNATIONAL FINANCIAL SERVICES PTE., LTD.	)
	in the presence of:	)

	Witness' signature:	) /s/ Ted Chen
	Witness' name: Ted Chen	)
Witness' address: 8F, No. 362, Ruiguang Rd., Neihu District, Taipei, Taiwan 11492